Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER, ADMINISTRATIVE AGENT AND ISSUER)

WITH

CJ HOLDING CO.,

BLUE RIBBON TECHNOLOGY, INC.,

C&J SPEC-RENT SERVICES, INC.,

C&J WELL SERVICES, INC.,

ESP COMPLETION TECHNOLOGIES LLC,

KVS TRANSPORTATION, INC.,

TELLUS OILFIELD INC.,

TIGER CASED HOLE SERVICES, INC.

and

TOTAL E&S, INC.

(BORROWERS)

C&J ENERGY SERVICES, INC.

(HOLDINGS)

AND VARIOUS LENDERS

January 6, 2017

CJ Holding Co. Credit Agreement

i

CJ Holding Co. Credit Agreement

	3.7.	Increased Costs	79
	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	80
	3.9.	Capital Adequacy	81
	3.10.	Taxes	82
	3.11.	Replacement of Lenders	85

IV.	COLLATERAL: GENERAL TERMS		86

	4.1.	Security Interest in the Collateral	86
	4.2.	Perfection of Security Interest	86
	4.3.	Preservation of Collateral	87
	4.4.	Ownership and Location of Collateral	87
	4.5.	Defense of Agent’s and Lenders’ Interests	88
	4.6.	Inspection of Premises	88
	4.7.	Appraisals	89
	4.8.	Receivables; Deposit Accounts and Securities Accounts	89
	4.9.	Inventory	93
	4.10.	Maintenance of Equipment	93
	4.11.	Exculpation of Liability	93
	4.12.	Financing Statements	93

V.	REPRESENTATIONS AND WARRANTIES		93

	5.1.	Authority	93
	5.2.	Formation and Qualification	94
	5.3.	Survival of Representations and Warranties	94
	5.4.	Tax Returns	95
	5.5.	Financial Statements	95
	5.6.	Entity Names	96
	5.7.	O.S.H.A. Environmental Compliance; Flood Insurance	96
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	97
	5.9.	Patents, Trademarks, Copyrights and Licenses	98
	5.10.	Licenses and Permits	98
	5.11.	No Default	99
	5.12.	No Burdensome Restrictions	99
	5.13.	No Labor Disputes	99
	5.14.	Margin Regulations	99
	5.15.	Investment Company Act	99
	5.16.	Disclosure	99
	5.17.	Conflicting Agreements	100
	5.18.	Application of Certain Laws and Regulations	100
	5.19.	Business and Property of Credit Parties	100
	5.20.	Ineligible Securities	100
	5.21.	Equity Interests	100
	5.22.	Commercial Tort Claims	101
	5.23.	Letter of Credit Rights	101
	5.24.	Deposit Accounts	101
	5.25.	Perfection of Security Interest in Collateral	101
	5.26.	Swaps	101

CJ Holding Co. Credit Agreement

VI.	AFFIRMATIVE COVENANTS		101

	6.1.	Compliance with Laws	101
	6.2.	Conduct of Business and Maintenance of Existence and Assets	101
	6.3.	Books and Records	102
	6.4.	Payment of Taxes	102
	6.5.	Financial Covenants	102
	6.6.	Insurance	102
	6.7.	Payment of Indebtedness and Leasehold Obligations	104
	6.8.	Environmental Matters	104
	6.9.	[Reserved]	105
	6.10.	Execution of Supplemental Instruments	105
	6.11.	Government Receivables	105
	6.12.	[Reserved]	106
	6.13.	Keepwell	106
	6.14.	Negative Pledge Agreements	106
	6.15.	Post-Closing Covenants	106

VII.	NEGATIVE COVENANTS		107

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	107
	7.2.	Creation of Liens	108
	7.3.	Guarantees	109
	7.4.	Investments	109
	7.5.	Loans	109
	7.6.	Hedges	109
	7.7.	Dividends	109
	7.8.	Indebtedness	110
	7.9.	Nature of Business	110
	7.10.	Transactions with Affiliates	110
	7.11.	Subsidiaries	110
	7.12.	Fiscal Year and Accounting Changes	111
	7.13.	Pledge of Credit	111
	7.14.	Amendment of Certain Documents	111
	7.15.	Compliance with ERISA	111
	7.16.	Prepayment of Indebtedness	112
	7.17.	Bank Accounts	112
	7.18.	Capital Expenditures	112

VIII.	CONDITIONS PRECEDENT		113

	8.1.	Conditions to Initial Advances	113
	8.2.	Conditions to Each Advance	116

CJ Holding Co. Credit Agreement

IX.	INFORMATION AS TO BORROWERS		117

	9.1.	Disclosure of Material Matters	117
	9.2.	Schedules	117
	9.3.	Environmental Reports	118
	9.4.	Litigation	119
	9.5.	Material Occurrences	119
	9.6.	Government Receivables	119
	9.7.	Annual Financial Statements	119
	9.8.	Quarterly Compliance	119
	9.9.	Monthly Financial Statements	120
	9.10.	Other Reports	120
	9.11.	Additional Information	120
	9.12.	Projected Operating Budget	120
	9.13.	Variances From Operating Budget	120
	9.14.	Notice of Suits, Adverse Events	121
	9.15.	ERISA Notices and Requests	121
	9.16.	Additional Documents	121
	9.17.	Updates to Certain Schedules	121
	9.18.	Appraisals and Field Examinations	122

X.	EVENTS OF DEFAULT		122

	10.1.	Nonpayment	122
	10.2.	Breach of Representation	122
	10.3.	Financial Information	122
	10.4.	Noncompliance	122
	10.5.	Judgments	123
	10.6.	Bankruptcy	123
	10.7.	Lien Priority	123
	10.8.	Cross Default	123
	10.9.	Breach of Guaranty or Pledge Agreement	124
	10.10.	Change of Control	124
	10.11.	Invalidity	124
	10.12.	Seizures	124
	10.13.	Pension Plans	124
	10.14.	Anti-Money Laundering/International Trade Law Compliance	124

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		124

	11.1.	Rights and Remedies	124
	11.2.	Agent’s Discretion	126
	11.3.	Setoff	126
	11.4.	Rights and Remedies not Exclusive	127
	11.5.	Allocation of Payments After Event of Default	127
	11.6.	Right to Cure	128

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		129

	12.1.	Waiver of Notice	129
	12.2.	Delay	130
	12.3.	Jury Waiver	130

CJ Holding Co. Credit Agreement

XIII.	EFFECTIVE DATE AND TERMINATION		130

	13.1.	Term	130
	13.2.	Termination	130

XIV.	REGARDING AGENT		131

	14.1.	Appointment	131
	14.2.	Nature of Duties	131
	14.3.	Lack of Reliance on Agent	132
	14.4.	Resignation of Agent; Successor Agent	133
	14.5.	Certain Rights of Agent	133
	14.6.	Reliance	133
	14.7.	Notice of Default	134
	14.8.	Indemnification	134
	14.9.	Agent in its Individual Capacity	134
	14.10.	Delivery of Documents	135
	14.11.	Borrowers’ Undertaking to Agent	135
	14.12.	No Reliance on Agent’s Customer Identification Program	135
	14.13.	Other Agreements	135

XV.	BORROWING AGENCY		135

	15.1.	Borrowing Agency Provisions	135
	15.2.	Waiver of Subrogation	136
	15.3.	Common Enterprise	136

XVI.	MISCELLANEOUS		137

	16.1.	Governing Law	137
	16.2.	Entire Understanding	137
	16.3.	Successors and Assigns; Participations; New Lenders	141
	16.4.	Application of Payments	144
	16.5.	Indemnity	144
	16.6.	Notice	146
	16.7.	Survival	148
	16.8.	Severability	148
	16.9.	Expenses	148
	16.10.	Injunctive Relief	148
	16.11.	Consequential Damages	148
	16.12.	Captions	149
	16.13.	Counterparts; Facsimile Signatures	149
	16.14.	Construction	149
	16.15.	Confidentiality; Sharing Information	149
	16.16.	Publicity	150
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	150
	16.18.	Anti-Terrorism Laws	150
	16.19.	Concerning Joint and Several Liability of Borrowers	151
	16.20.	No Advisory or Fiduciary Responsibility	153

v

CJ Holding Co. Credit Agreement

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.24	Joinder
Exhibit 3.10(e)-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.10(e)-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.10(e)-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 3.10(e)-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(c)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(i)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.12	Material Contracts
Schedule 5.13	Labor Disputes
Schedule 5.21(a)	Equity Interests
Schedule 5.21(b)	Restrictions on Equity Interests
Schedule 5.21(c)	Option Rights
Schedule 5.22	Commercial Tort Claims
Schedule 5.23	Letter of Credit Rights
Schedule 5.24	Deposit Accounts
Schedule 7.8	Permitted Indebtedness

CJ Holding Co. Credit Agreement

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement, dated as of January 6, 2017, among C&J ENERGY SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Holdings”), CJ HOLDING CO., a corporation organized under the laws of the State of Delaware (the “CJ Holding”), BLUE RIBBON TECHNOLOGY, INC., a corporation organized under the laws of the State of Delaware (“Blue Ribbon”), C&J SPEC-RENT SERVICES, INC., a corporation organized under the laws of the State of Indiana (“Spec-Rent”), C&J WELL SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Well Services”), ESP COMPLETION TECHNOLOGIES LLC, a limited liability company organized under the laws of the State of Texas (“ESP”), KVS TRANSPORTATION, INC., a corporation organized under the laws of the State of California (“KVS”), TELLUS OILFIELD INC., a corporation organized under the laws of the State of Delaware (“Tellus”), TIGER CASED HOLE SERVICES, INC., a corporation organized under the laws of the State of California (“Tiger”), TOTAL E&S, INC., a corporation organized under the laws of the State of Indiana (“Total”; and together with Holdings, CJ Holding, Blue Ribbon, Spec-Rent, Well Services, ESP, KVS, Tellus, Tiger, and each other Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, together with its successors and assigns in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1.    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as consistently applied in preparation of the audited financial statements of C&J Energy Services Ltd. for the fiscal year ended December 31, 2015 and otherwise as reasonably adjusted by, and giving effect to (i) Fresh Start Accounting in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 90-7: Financial Reporting by Entities in Reorganization under the Bankruptcy Code (SOP 90-7) and (ii) such other adjustments and modifications as may be reasonably acceptable to Agent. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, at the request of the Borrowing Agent or the Required Lenders, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.    General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(v) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, amended and restated, replaced and restated, extended, supplemented and/or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

CJ Holding Co. Credit Agreement

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

Applicable Margins For Domestic Rate Loans	Applicable Margins For LIBOR Rate Loans
Revolving Advances and Swing Loans	Revolving Advances
3.00%	4.00%

Effective as of the date on which the financial statements of Holdings on a Consolidated Basis and related Compliance Certificate required under Section 9.7 for the fiscal year ending on December 31, 2017 of Holdings are due to be delivered (each day on which such delivery is due, an “Adjustment Date”), and thereafter on the first day of the month following receipt of the financial statements of Holdings on a Consolidated Basis and related Compliance Certificate required under Section 9.8 or 9.9 for the most recently completed fiscal period (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the most recently completed fiscal month prior to the applicable Adjustment Date:

Fixed Charge Coverage Ratio	Applicable Margins For Revolving Advances And Swing Loans That Are Domestic Rate Loans	Applicable Margins For Revolving Advances That Are LIBOR Rate Loans
Less than 1.15 to 1.00	3.00%	4.00%
Greater than or equal to 1.15 to 1.00	2.50%	3.50%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 or 9.9 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, (x) no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing and (y) immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the

CJ Holding Co. Credit Agreement

date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.8 or 9.9 (as applicable). Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 or 9.9) and/or the effectiveness of the Default Rate provisions of Section 3.1.

If, as a result of any restatement of, or other adjustment to, the financial statements of Holdings on a Consolidated Basis or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person in writing to deliver in physical form.

CJ Holding Co. Credit Agreement

“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Credit Party. To the extent requested by the Agent, each Authorized Officer will provide an incumbency certificate and to the extent requested by the Agent, appropriate authorization documentation, in form and substance satisfactory to the Agent.

“Availability Block Amount” shall mean (a) at any time on or prior to the Availability Block Date, $20,000,000 and (b) at any time after the Availability Block Date, $0.00.

“Availability Block Date” shall mean the later of (a) the date on which the financial statements referred to in Section 9.7 are delivered by the Borrowers for the fiscal year ending December 31, 2017 and (b) the date on which a Fixed Charge Coverage Ratio for the applicable Measurement Period of not less than 1.10 to 1.00 is achieved, as demonstrated in a Compliance Certificate (which, for purposes hereof, shall detail only the Fixed Charge Coverage Ratio) delivered to Agent for distribution to the Lenders.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(g) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean CJ Holding.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

CJ Holding Co. Credit Agreement

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East New Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, collectively, Growth Capital Expenditures and Maintenance Capital Expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of Holdings and its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided that, for all purposes hereunder, Indebtedness shall not be deemed to arise from a transaction that is an operating lease.

“Captive Insurance Companies” shall mean CJES Insurance (Texas) Inc., a corporation organized under the laws of the State of Texas, and any other Subsidiary of Holdings incorporated in the United States that acts as a captive insurance company.

“Cash Equivalents” means any of the following types of investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens permitted hereunder):

(a)    U.S. Dollars, Canadian Dollars, Euros, Pound Sterling and other currencies issued by member countries of the Organization for Economic Cooperation and Development and held by Holdings or any of its Subsidiaries in the ordinary course of business and not for speculation or otherwise as are reasonably acceptable to the Agent (including such currencies as are held as overnight bank deposits and demand deposits with (i) U.S. banks or (ii) foreign banks having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, or the equivalent rating from DBRS in Canada);

(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or Canada or, in each case, any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof;

(c)    time deposits (including Eurocurrency time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada (including a foreign bank which is a subsidiary of a commercial bank or a holding company of a commercial bank which is organized under such laws) and (ii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

CJ Holding Co. Credit Agreement

(d)    repurchase obligations of any Lender or of any commercial bank satisfying (at the time of acquisition) the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e)    commercial paper issued by (i) any Lender or any Affiliate of any Lender and (ii) any Person organized under the laws of any state of the United States of America or Canada and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, or the equivalent rating by DBRS in Canada, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(f)    securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g)    Indebtedness or preferred stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s, or the equivalent rating by DBRS in Canada, with maturities of one year or less from the date of acquisition;

(h)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory of the United States, or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, or the equivalent rating by DBRS in Canada;

(i)    investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the investment Company Act of 1940, as amended, which are (i) administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and that have at least 95% of their assets invested continuously in investments of the character, quality and maturity described in clauses (a) through (h) of this definition or (ii)(A) comply with the criteria set forth in SEC Rule 2a-7 under the investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000; and

(j)    in the case of any Foreign Subsidiary, investments of a character, credit quality and maturity similar to those described in clauses (c) through (g) of this definition that are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to Holdings or any of its Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated

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clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFC” shall mean a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” shall mean a Subsidiary of Holdings substantially all of the assets of which consist, directly or indirectly, of Equity Interests or Indebtedness of one or more CFCs. “CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner”

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(as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, provided that the appointment of any directors of Holdings or any of its Subsidiaries pursuant to the Plan of Reorganization shall not be deemed a “Change of Control” hereunder.

“Charges” shall mean all Taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property Taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC), upon the Collateral, any Borrower or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean January 6, 2017.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the following types of property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)    all Receivables and all supporting obligations relating thereto;

(b)    all equipment and machinery;

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(c)    all general intangibles and Intellectual Property (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)    all Inventory;

(e)    all Subsidiary Stock, securities, investment property, and financial assets;

(f)    all contract rights, rights of payment which have been earned under contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition; and

(h)    all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Credit Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against the Credit Parties, would be sufficient to create a perfected Lien in any property or assets that such Credit Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property or, prior to the occurrence of an Other Property Trigger Event, Other Property.

“Collection Accounts” shall have the meaning set forth in Section 4.8(g) hereof.

“Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Amount (if any) of such Lender.

“Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Commitment Amount (if any) set forth below such Lender’s name on its signature page hereto

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(or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Amount provided for in the joinder signed by such New Lender under Section 2.24(a)(ix) in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Commitment Percentage (if any) set forth below such Lender’s name on its signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, (g) the U.S. Securities and Exchange Commission, and (h) any other similar applicable authority in any applicable jurisdiction.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Person in the possession of any Borrower or Guarantor that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

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“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by Holdings and its Subsidiaries to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) interest payments, payments for fees, commissions and charges and regularly scheduled principal payments (but excluding mandatory prepayments of Revolving Advances or payments due at final maturity) on Capitalized Lease Obligations and other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good

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faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Deposit Account Control Agreements” shall mean the deposit account control agreements or blocked account agreements to be executed by each institution maintaining a deposit account or securities account for any of the Credit Parties, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations to the extent required by Section 4.8(g) or any other provision of this Agreement or any Other Document.

“Depository Accounts” shall have the meaning set forth in Section 4.8(g) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall have the meaning set forth in Section 7.1 hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia other than any such Subsidiary that is owned directly or indirectly by an entity that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

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“EBITDA” shall mean, at any date of determination, an amount equal to Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus

(a)    the following to the extent deducted in calculating such Net Income:

(i)    Interest Charges,

(ii)    the provision for Federal, state, provincial, territorial, local and foreign income Taxes payable,

(iii)    depreciation and amortization expense,

(iv)    extraordinary, non-recurring or unusual non-cash charges,

(v)    any non-cash expenses or losses for such period that do not constitute reserves and which are not expected to result in cash payments in a future period (including non-cash losses on sales of assets outside the ordinary course of business),

(vi)    expenses incurred in connection with the prepayment, amendment, modification or refinancing of Indebtedness during such period,

(vii)    any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a refinancing thereof, issuance of Equity Interests, investment, acquisition, disposition or recapitalization, in each case, to the extent permitted hereunder,

(viii)    stock based compensation expenses which do not represent a cash item in such period or any future period (in each case of or by Holdings and its Subsidiaries for such Measurement Period),

(ix)    the write-off of unamortized deferred financing, legal and accounting costs in connection with the refinancing of Indebtedness incurred under clause (p) of the definition of “Permitted Indebtedness”,

(x)    tender premiums, redemption premiums, fees, and other amounts expenses in connection with the tender for and/or redemption of Indebtedness incurred under clause (p) of the definition of “Permitted Indebtedness”,

(xi)    extraordinary, non-recurring or unusual charges, minus

(b)    the following to the extent included in calculating such Net Income:

(i)    Federal, state, provincial, territorial, local and foreign income Tax credits and

(ii)    all non-cash items increasing Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period).

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Notwithstanding any of the foregoing to the contrary, for purposes of calculating EBITDA, the aggregate amount permitted under clauses (a)(vi), (a)(vii), (a)(ix), (a)(x) and (a)(xi) shall not, collectively as to all items referenced in such clauses exceed $7,000,000 for any Measurement Period (or, if any such Measurement Period is less than twelve (12) fiscal months, then the twelve fiscal months ending on the applicable date of determination) (in each case, calculated without giving effect to any adjustments pursuant to such clauses) or in each case such higher amount as the Agent may from time to time approve in its discretion. EBITDA shall be calculated for each Measurement Period, on a pro forma basis, after giving effect to, without duplication, any acquisition or disposition made during each period commencing on the first day of such period through the date of such transaction (the “Reference Period”) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period; provided that the above pro forma calculations shall be made in good faith by a financial or accounting officer of the Borrowing Agent who is a Responsible Officer with any such pro forma amounts being reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrowing Agent (and, in any event, subject to the reasonable satisfaction of the Agent) and, upon Agent’s reasonable request where applicable, based on a third-party quality of earnings or similar report satisfactory to the Agent in its reasonable discretion.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution and delivery of such document or agreement.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Credit Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Credit Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible In-Transit Inventory” shall mean Inventory that would be Eligible Inventory but for the fact that it is In-Transit Inventory, but only if, as to such In-Transit Inventory: (a) a Borrower has retained title or title has passed to a Borrower, (b) such In-Transit Inventory has been insured to the full value thereof, (c) either (i) Agent has established a reserve against the Formula Amount for the processing, transportation or other bailee fees or costs related to such In-Transit Inventory or (ii) a Lien Waiver Agreement has been received with from the applicable processor, transporter or other bailee in possession of such In-Transit Inventory, and (d) if such In-Transit Inventory has been acquired pursuant to a Permitted Acquisition, Agent has completed its due diligence with respect to such Inventory, the results of which are satisfactory to it in its Permitted Discretion.

“Eligible Inventory” shall mean and include Inventory with respect to each Borrower, valued at the lower of cost (on a weighted average basis for Inventory consisting of fuel and otherwise on a first-in first-out basis) or current market value, which is not obsolete, slow

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moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether (a) the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance) and (b) the Agent has completed due diligence satisfactory to it in its Permitted Discretion with respect to any new Inventory acquired pursuant to a Permitted Acquisition. In addition, Inventory shall not be Eligible Inventory if it (i) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use, transport or sale thereof; (ii) except for Eligible In-Transit Inventory (which shall, in any event and as of any computation date, amount to no more than 5.00% of the value of Eligible Inventory), is in transit; (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (iv) constitutes Consigned Inventory; (v) is subject to an agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory; or (vi) is situated at a location not owned by a Borrower unless (A) the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement, or (B) Agent has established a rent reserve for such location (it being understood that no rent reserve established hereunder shall exceed an amount equal to three (3) months of the base rent for such location).

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower (other than Eligible Unbilled Receivables), as applicable, arising in the ordinary course of business. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable if:

(a)    it arises out of a sale made by any Borrower, to an Affiliate of any Borrower, or to a Person controlled by an Affiliate of any Borrower;

(b)    it is due or unpaid more than ninety (90) days after the original invoice date but not to exceed sixty (60) days after the original due date;

(c)    forty percent (40%) or more of the Receivables from such Customer are not deemed Eligible Receivables or Eligible Unbilled Receivables by virtue of clause (b) hereunder;

(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(e)    an Insolvency Event shall have occurred with respect to such Customer;

(f)    the sale is not payable in Dollars or Canadian Dollars or is to a Customer outside the United States of America or a province of Canada (other than Quebec or any other province or territory thereof that has not adopted the PPSA), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

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(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)    the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment, if the Receivable is subject to such an assignment, of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other similar applicable statutes or ordinances, but only to the extent the aggregate amount of all such Receivables not subject to such an assignment exceeds 10% of the Formula Amount as of any date of determination;

(i)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(j)    the aggregate amount of outstanding Receivables with respect to any Customer which exceed twenty-five (25%) of all Eligible Receivables, to the extent such Receivables exceed such limit;

(k)    the Receivable is subject to any offset, deduction, defense, dispute or counterclaim or is contingent in any respect (including by virtue of the Customer also being a creditor or supplier of Borrower) with respect to the Receivable, but only to the extent of the maximum potential amount of such offset, deduction, defense, dispute, counterclaim or contingency against the applicable Receivable;

(l)    the applicable Borrower, has made any agreement with any Customer for any deduction therefrom, except for discounts, deductions, allowances or sales rebates made in the ordinary course of business for prompt payment, all of which discounts or allowances or sales rebates are reflected in the calculation of the face value of each respective invoice related thereto, but, with respect to a Receivable subject to discounts, deductions, allowances or sales rebates, only to the extent of the maximum potential amount of such discount or allowance against the applicable Receivables are reflected in Borrowers’ calculation of the Formula Amount;

(m)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(n)    such Receivable is not payable to a Borrower; or

(o)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Eligible Unbilled Receivables” shall mean and include with respect to any Borrower, each Receivable of such Borrower (other than Eligible Receivables) arising in the ordinary

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course of business (i) representing services previously performed by such Borrower and accepted by the Customer, (ii) which in accordance with such Borrower’s written agreement with the Customer, has not yet been fully invoiced and billed to the Customer and (iii) that would otherwise constitute an Eligible Receivable but for the fact that the full amount of such Receivable has not been invoiced and billed to the Customer. A Receivable shall not be deemed an Eligible Unbilled Receivable unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by documentation satisfactory to Agent in its Permitted Discretion and has been verified to Agent’s reasonable satisfaction pursuant to field examination and other verifications from time to time performed on behalf of Agent pursuant to the terms of this Agreement. In addition, no Receivable shall be an Eligible Unbilled Receivable if:

(a)    it has not been invoiced and billed to the Customer within thirty (30) days of the applicable and corresponding work completion date;

(b)    with respect to any Receivable generated after the Closing Date, Agent shall not have received, upon request, a true, correct and complete copy of the written agreement between such Borrower and Customer in respect thereof; or

(c)    any representation, circumstance or requirement set forth in the definition of Eligible Receivables (other than clauses (b), (c) and (i) (with respect to the provision of services only) thereof) is not true or otherwise satisfied with respect to the applicable Receivable.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(a) hereof.

“Environmental Laws” shall mean all applicable federal, state and local laws, statutes, ordinances and codes relating to the protection of the environment and/or human health and safety, including any of the foregoing governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, legally binding policies, guidelines, or interpretations, decisions, orders and legally binding directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited or unlimited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all

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management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit minus (b) the outstanding amount of Advances (other than Letters of Credit).

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any other similar applicable legislation in any applicable jurisdiction, as amended.

“Excluded Deposit Accounts” shall mean (a) those deposit accounts identified as “Excluded Deposit Accounts” on Schedule 5.24 and any other deposit accounts established after the Closing Date, so long as at any time the balance in any such “Excluded Deposit Account” or other deposit account established after the Closing Date does not exceed $1,000,000 and the aggregate balance in all such “Excluded Deposit Accounts” or other deposit accounts established after the Closing Date does not exceed $2,500,000; (b) deposit accounts established solely as payroll, payroll taxes, other employee taxes, employee benefits or health care reimbursement; (c) zero balance disbursement accounts; and (d) deposit accounts maintained with banks outside of the United States for Foreign Subsidiaries.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Credit Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Credit Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the

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Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any:

(i) lease, license, contract or agreement (or any Credit Party’s rights or interests thereunder) to which any Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of, or requires the obtaining of any consent under (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity);

(ii) equipment owned by any Credit Party that is subject to a purchase money lien or a capital lease obligation if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to Agent) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party, unless any required consents shall have been obtained;

(iii) Collateral for which the benefits of obtaining such Collateral are outweighed by the costs or burdens of providing the same in Agent’s discretion;

(iv) General Intangibles and Investment Property which by their respective express terms or in which applicable Law prohibits the grant of a security interest, except to the extent such prohibition is ineffective under the UCC;

(v) Excluded Stock;

(vi) Excluded Deposit Accounts;

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(vii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and

(viii) any property for which the grant of a security interest therein would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Agent,

provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, that Excluded Property shall not include any proceeds of any such lease, license, contract, property, equipment or agreement or any goodwill of Borrowers’ business associated therewith or attributable thereto.

“Excluded Stock” shall mean (x) any Equity Interests of any CFC or CFC Holdco, other than sixty-five percent (65%) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and one hundred percent (100%) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each CFC or CFC Holdco that is directly owned by a Credit Party (but only to the extent that the pledge of such Non-Voting Equity would not cause the Obligations to be treated as “United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2), and (y) any Equity Interests of any Subsidiary of a CFC or CFC Holdco.

“Excluded Subsidiary” shall mean:

(a)    any Subsidiary of Holdings that is not a Wholly Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (a) at the time such Subsidiary becomes a Wholly Owned Subsidiary;

(b)    any Subsidiary of Holdings that is a captive insurance company (including the Captive Insurance Companies); provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (b) at the time such Subsidiary is no longer a captive insurance company;

(c)    any Subsidiary of Holdings that is prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a Subsidiary of Holdings and not entered into in contemplation thereof) from guaranteeing the Obligations as determined by the Agent in its reasonable discretion; provided, that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (c) at the time any such prohibition ceases to exist or apply;

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(d)    any direct or indirect Subsidiary of Holdings that is (i) a CFC, (ii) a CFC Holdco or (iii) a direct or indirect Subsidiary of a CFC or CFC Holdco; and

(e)    any Subsidiary of Holdings for which the provision of a guarantee under the Obligations would result in material adverse tax consequences, as reasonably determined by the Borrower in consultation with the Agent.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on with respect to any payment to be made to such Recipient by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any withholding Tax that is imposed on amounts payable to such Recipient at the time such Recipient becomes a party hereto or acquires a participation (or designates a new lending office), except to the extent that such Recipient (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), or (d) any Taxes imposed under FATCA.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

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“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean that certain fee letter, dated as of December 20, 2016, between PNC and C&J Energy Services, Inc., and relating to the transactions contemplated hereby.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Measurement Period, the ratio of (a) EBITDA, minus Unfinanced Capital Expenditures made during such Measurement Period, minus cash taxes paid during such Measurement Period, to (b) all Debt Payments made during such Measurement Period, plus the aggregate amount of Permitted Dividends of the type referred to in clause (a) of such definition made in cash during such Measurement Period.

“Fixed Charge Test Date” shall mean the last day of any fiscal month ending on or after September 30, 2017 on which Liquidity is less than (a) on any such date occurring through (and including) December 31, 2017, $50,000,000, and (b) on any such date occurring from and after January 1, 2018 through the remaining Term of this Agreement, $40,000,000.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by Holdings or any of its Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

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“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Free Cash” shall mean the aggregate amount of cash and Cash Equivalents of the Borrowers and the Captive Insurance Companies (excluding any cash against which checks or drafts have been issued) held in U.S.-domiciled accounts of the Borrowers or the Captive Insurance Companies and which are not subject to any Lien other than Permitted Encumbrances of the type referenced in clauses (a), (k)(i) and (k)(ii) of such definition; provided that at least seventy-five percent (75%) of the aggregate amount of cash and Cash Equivalents that constitute Free Cash shall be held in (a) accounts maintained with the Agent or (b) other accounts so long as such other accounts are subject to a Deposit Account Control Agreement for the benefit of Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Growth Capital Expenditures” shall mean expenditures made to acquire additional equipment and other assets to increase the service lines of the Holdings and its Subsidiaries, enter into new services lines, expand geographically or advance other strategic initiatives for the purpose of growing the business of Holdings and its Subsidiaries and which, in accordance with GAAP, would be classified as capital expenditures, but excluding, in any event, (i) Maintenance Capital Expenditures, (ii) expenditures made solely with the proceeds of a common equity contribution to, or issuance of common Equity Interests by, Holdings or any Parent thereof and (iii) expenditures made solely with cash proceeds received from any Disposition pursuant to Section 7.1(b)(xii).

“Guarantor” shall mean, (i) Holdings and (ii) any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

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“Guaranty” shall mean (a) that certain Guaranty Agreement, dated as of the Closing Date, by Holdings in favor of Agent for its benefit and for the benefit of Lenders and (b) any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(a) hereof.

“Hazardous Substance” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hedge” shall mean an interest rate, currency or commodity exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party and/or its respective Subsidiaries of changes in interest rates, currency exchange rates or commodity prices.

“Hedge Liabilities” shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedge Termination Value” shall mean, in respect of any one or more Hedges, after taking into account the effect of any legally enforceable netting agreements related to such Hedges, (a) for any date on or after the date such Hedges have been closed out and termination values determined in accordance therewith, such termination values, or (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedges (which may include a Lender or any Affiliate thereof).

“Holdings on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Holdings and its Subsidiaries.

“Immaterial Subsidiary” shall mean any Subsidiary of Holdings designated as such in writing by the Borrowing Agent to the Agent; provided that (a) no Subsidiary of Holdings may be so designated unless such Subsidiary (i) contributed to EBITDA for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 9.7 or 9.8 less than 2.50% of such EBITDA and (ii) had total assets having an aggregate book value, as of the end of the fiscal quarter most recently ended and for which financial statements have been delivered pursuant to Section 9.7 or 9.8, not exceeding 2.50% of consolidated total assets of Holdings as of the end of such fiscal quarter and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if such Subsidiary no longer meets the requirements set forth in the foregoing clause (a) and (c) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) account for, in the aggregate, more than 5.00% of the consolidated total assets of Holdings or more than 5.00% of EBITDA, then the term

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“Immaterial Subsidiary” shall no longer include each Subsidiary of Holdings (starting with the Subsidiary that accounts for the most assets and revenues of Holdings and its Subsidiaries on a consolidated basis pursuant to clause (a) and then in descending order) necessary to account for no more than 5.00% of the total assets of Holdings and its Subsidiaries on a consolidated basis and 5.00% of EBITDA.

“In-Transit Inventory” shall mean Inventory of a Borrower that is in transit in the United States from a location of such Borrower or a Customer of such Borrower to another location of such Borrower or a Customer of such Borrower.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption/retraction rights at the time of determination (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person (with the amount of indebtedness deemed to be outstanding pursuant to this clause (h) to be the lesser of (x) the net book value of the encumbered property and (y) the amount of such indebtedness); (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person due and payable at the time of determination and arising out of purchase and sale contracts; and (j) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (i).

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation of a Credit Party under this Agreement or the Other Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Security(ies)” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

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“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Interest Charges” shall mean, for any Measurement Period, to the extent payable in cash, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period (including to the extent accrued during such Measurement Period).

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in

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process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers

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Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter Agreement” shall mean that certain letter agreement, dated as of November 21, 2016, between PNC and C&J Energy Services, Inc. pertaining to the transactions contemplated hereby.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $50,000,000 and (b) the then effective Maximum Revolving Advance Amount.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero percent (0%) for purposes of this Agreement.

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The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any adverse right or claim, conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement, in form and substance satisfactory to Agent in its Permitted Discretion, which is executed in favor of Agent by a Person who (a) owns or subleases premises at which Collateral is located from time to time and by which such Person shall waive (or subordinate as to the Lien in favor of Agent contemplated hereby) any Lien that such Person may ever have with respect to such Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove such Collateral from such premises or to use such premises to store or dispose of such Collateral for a limited time or (b) transports, holds or stores Collateral of a Borrower and by which such Person shall waive (or subordinate as to the Lien in favor of Agent contemplated hereby) any Lien, right of reclamation or other right that such Person may ever have with respect to such Inventory and shall agree to turn over to Agent such Inventory upon request from Agent.

“Liquidity” shall mean, on any date, the sum of (a) Free Cash and (b) Excess Availability, in each case, on and as of such date.

“Maintenance Capital Expenditures” shall mean expenditures made or liabilities incurred to extend the useful life of existing equipment and other fixed assets.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or liabilities of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable), (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any agreement, document, instrument, contract or other arrangement to which a Credit Party or any of its Subsidiaries is a party (other than this Agreement and the Other Documents) for which the nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, as amended, restated, supplemented, renewed, or modified from time to time not in violation of this Agreement.

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“Maximum Available Credit” shall mean the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

“Maximum Revolving Advance Amount” shall mean $100,000,000 plus any increases in accordance with Section 2.24 less any decreases in accordance with Section 2.25.

“Maximum Swing Loan Advance Amount” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the then effective Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Measurement Period” shall mean:

(a) in the case of any calculation or other determination made pursuant to Section 6.5, (i) for the first Fixed Charge Test Date occurring after the Closing Date, the most recently completed fiscal month of Holdings, and (ii) for any subsequent Fixed Charge Test Date, a number of months that is equal to one (1) month plus the number of months elapsed since the first Fixed Charge Test Date occurring after the Closing Date; provided that in no case shall any such Measurement Period exceed twelve (12) months; and

(b) (i) in the case of any other calculation or other determination made hereunder on or prior to December 31, 2017, the most recently completed three (3) fiscal months of Holdings, and (ii) in the case of any other calculation or other determination made hereunder on or after January 1, 2018, the most recently completed twelve (12) fiscal months of Holdings.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Negative Pledge Agreements” shall mean those certain Negative Pledge Agreements, in each case, dated as of the Closing Date, between Borrowers and Agent, in form and substance satisfactory to Agent.

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“Net Cash Proceeds” shall mean, as to any Person, the aggregate cash or Cash Equivalents proceeds received by such Person in respect of any incurrence or issuance of debt, any Specified Equity Contribution or any disposition, damage, destruction, taking or condemnation of assets, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any disposition, damage, destruction, taking or condemnation of assets, amounts required to be distributed to the minority interest holders, the amount necessary to retire any Indebtedness (other than Indebtedness owing between or among Holdings and its Subsidiaries) secured by a Lien permitted under this Agreement (ranking senior to any Lien in favor of the Agent) on the related property, the amounts of any purchase price or similar adjustments owed to the purchaser of assets in such disposition or other event and the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than Taxes deducted pursuant to clause (b) above) related to any of the applicable assets and retained by Holdings or any of its Subsidiaries (however, the amount of any subsequent reduction of such reserve, other than in connection with a payment in respect of any such liability, shall be deemed to be Net Cash Proceeds of such disposition or other event); it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any debt issuance or incurrence, any Specified Equity Contribution or any disposition, damage, destruction, taking or condemnation of assets.

“Net Income” shall mean, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Net Income shall exclude

(a)    extraordinary gains and extraordinary losses for such Measurement Period,

(b)    the net income of any Subsidiary of Holdings during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any Subsidiary of Holdings for such Measurement Period shall be included in determining Net Income,

(c)    any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary of Holdings, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of Holdings, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso), and

(d)    any non-cash effects due to adjustments in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in

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relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, in any case net of taxes.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“NOLV Appraisal” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Swing Loan Note and the Revolving Credit Note.

“Obligations” shall mean and include any and all Advances, Swing Loans, advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Credit Party or any Subsidiary of any Credit Party to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, arrangement, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Credit Party’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Credit Party) under this Agreement or the Other Documents and any amendments, extensions,

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renewals or increases and all costs and expenses of Issuer, Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Issuer, Agent or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising solely from (and would not have existed but for) it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or the Other Documents, or sold or assigned an interest in its Commitment or any Advances, this Agreement or the Other Documents).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Guaranty, any security agreement(s), the Pledge Agreements, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Negative Pledge Agreement, any Lien Waiver Agreements, any Deposit Account Control Agreements and any and all other agreements, instruments, certificates, statements and documents, including any acknowledgment and waivers, any access agreements, intercreditor agreements, guaranties, pledges, powers of attorney, consents, certificates, estoppels, standstill, non-disturbance, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed or provided by any Credit Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement (and shall include any amendment, restatement, renewal, supplement, ratification, confirmation, reaffirmation or other modification of any of the foregoing).

“Other Property” shall mean and include all right, title and interest of each Credit Party in all of the property and assets of such Credit Party not constituting Collateral or Excluded Property, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, and all as more fully detailed in the applicable Negative Pledge Agreement, including, without limitation, (a) all Real Property (including plants), (b) all furniture, (c) all Intellectual Property and (d) vehicles, vessels and other property represented by certificates of title (or a similar instrument) and identified by the Borrowers in their reasonable discretion.

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“Other Property Trigger Event” shall have the meaning set forth in Section 6.14 hereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, but excluding any and all such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.11) by any Recipient of an interest in its Commitment or any Advances, this Agreement or the Other Documents.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who pursuant to Section 16.3(b) shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificate(s) and the responses thereto provided by each Credit Party and delivered to Agent.

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“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of any individual acquisition (collectively, the “Acquisition Consideration”) does not exceed $50,000,000 and of all such acquisitions do not exceed $100,000,000 in the aggregate throughout the Term; (b) with respect to the acquisition of Equity Interests of an entity which becomes a Subsidiary (other than an Excluded Subsidiary or an Immaterial Subsidiary), such target shall (i) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (ii) grant to Agent a first priority lien in all assets of such target, in each case to the extent required pursuant to Section 7.11; (c) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests required to be pledged pursuant to Section 7.11, subject to documentation reasonably satisfactory to Agent; (d) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (e) in the case of an acquisition for which the Acquisition Consideration exceeds $10,000,000, Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter-end and (ii) financial statements of the acquired entity for the most recent fiscal year then ended, in form and substance reasonably acceptable to Agent; (f) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and (g) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition; provided that the Acquisition Consideration for the Permitted Acquisition of Persons that do not become Borrowers or Guarantors shall not exceed $25,000,000 in the aggregate during the Term. For the purposes of calculating Excess Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (g) above and so long as such assets satisfy the applicable eligibility criteria.

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“Permitted Discretion” shall mean Agent’s reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (x) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by Agent after the Closing Date or are materially different from the facts or events occurring or known to Agent on the Closing Date, unless the Borrowers and Agent otherwise agree in writing, (y) the contributing factors to the imposition of any reserves or the reduction of any Advance Rate shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Inventory, Eligible In-Transit Inventory, and Eligible Unbilled Receivables, as applicable (and vice versa) or (ii) any reserves deducted in computing book value and (z) the amount of any such reserve so established, any decrease in an Advance Rate or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Formula Amount attributable to such contributing factors.

“Permitted Dividends” shall mean: (a) so long as no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such dividends, dividends made by Holdings to any Parent, to pay professional fees, taxes and other ordinary course of business operating expenses (excluding salaries and other employee compensation) incurred by such Parent solely in its capacity as parent corporation of Credit Parties; (b) dividends and distributions made by any Subsidiary of Holdings to any Credit Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such dividend or distribution is being made; (c) dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the payor thereof; (d) any purchase redemption or other acquisition of common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; (e) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of any Parent of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (i) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (ii) pursuant to any equity subscription agreement, stock option agreement, restricted stock agreement, restricted stock unit agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed $5,000,000 during any calendar year; (f) the consummation of (i) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar right (g) payments of cash in lieu of issuing fractional Equity Interests; (h) payments or distributions to dissenting stockholders pursuant to applicable Law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 7.1; and (i) dividends or distributions made in connection with the Tax Restructuring Plan and the transactions contemplated thereby.

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“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against Holdings or any of its Subsidiaries, or any property of Holdings or any of its Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.5 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested; (g) Liens securing Permitted Purchase Money Indebtedness; (h) other Liens incidental to the conduct of Holdings’ or any of its Subsidiaries’ business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets or which do not materially impair the use thereof in the operation of any Borrower’s business; (i) restrictions, covenants, easements, rights-of-way, survey exceptions, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of Borrowers and their Subsidiaries; (j) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date; (k) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations or (iii) relating to purchase orders and other agreements entered into with customers of a Credit Party or any Subsidiary in the ordinary course of business; (l) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (n) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto and improvements, additions and accessions thereto and proceeds and distributions thereof); (o) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted by this Agreement; (p) Liens on assets

CJ Holding Co. Credit Agreement

pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby; (q) Liens on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement; (r) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of any Credit Party; (s) Liens (A) on advances of cash in favor of the seller of any asset to be acquired by Holdings or any of its Subsidiaries to be applied against the purchase price for such asset, (B) consisting of an agreement to dispose of any property in a disposition permitted under this Agreement and (C) on cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement; (t) [reserved]; (u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Holdings or any Subsidiary in the ordinary course of business in accordance with the past practices of such Person; (v) Liens on property of a Person existing at the time such Person becomes a Subsidiary of Holdings after the Closing Date as result of a Permitted Acquisition; provided that such Liens were not created in contemplation of such Person becoming a Subsidiary of Holdings and do not extend to any assets other than those of the Person becoming a Subsidiary of Holdings, and the applicable Indebtedness secured by such Lien is permitted hereunder; (w) any interest or title of a lessor under any lease entered into by Holdings or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, including Liens arising from precautionary UCC financing statements or similar or related filings in any jurisdiction made in respect of such leases; (x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business; (y) Liens on unearned premiums in respect of insurance policies securing insurance premium financing as described in the definition of Permitted Indebtedness; (z) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an investment (including Permitted Acquisitions) permitted hereunder; (aa) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; provided that such encumbrance or restriction does not prohibit the granting of a Lien by a Credit Party on its interests in such capital stock pursuant to the Other Documents; (bb) Liens arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby; and (cc) Liens securing other obligations (including Indebtedness) not exceeding $5,000,000.

“Permitted General Amount” shall mean $5,000,000 less (i) the aggregate amount of guaranteed obligations outstanding pursuant to clause (g) of the definition of Permitted Guaranties, (ii) the aggregate amount of investments outstanding pursuant to clause (q) of the definition of Permitted Investments and (iii) the aggregate amount of loans outstanding pursuant to clause (j) of the definition of Permitted Loans.

“Permitted General Intercompany Amount” shall mean $20,000,000 less (i) the aggregate amount of guaranteed obligations outstanding pursuant to clause (f)(ii) of the definition of Permitted Guaranties, (ii) the aggregate amount of investments outstanding pursuant to clause (o)(iii) of the definition of Permitted Investments and (iii) the aggregate amount of loans outstanding pursuant to clause (e) of the definition of Permitted Loans.

“Permitted Growth CapEx Amount” shall mean, for any fiscal year, the corresponding amount for such fiscal year (subject to increase by any Carryover Amount as described in Section 7.18) as follows:

Fiscal year ending December 31, 2017	$25,000,000
Fiscal year ending December 31, 2018	$35,000,000
Fiscal year ending December 31, 2019	$45,000,000
Fiscal year ending December 31, 2020	$55,000,000
Fiscal year ending December 31, 2021	$55,000,000

CJ Holding Co. Credit Agreement

“Permitted Guaranties” shall mean: (a) guarantees of Indebtedness or other obligations of Holdings or one or more of its Subsidiaries which Indebtedness or other obligation is permitted by this Agreement; (b) the endorsement of checks or documents in the ordinary course of business; (c) guarantees of Indebtedness permitted by Section 7.8; (d) guarantees of operating leases of Holdings or one or more of its Subsidiaries or other obligations of Holdings and one or more of its Subsidiaries, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business; (e) guarantees arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby; (f)(i) guarantees by Subsidiaries of Holdings that are not Credit Parties of the obligations of any other Subsidiaries of Holdings that are not Credit Parties and (ii) guarantees by the Credit Parties of the obligations of Subsidiaries of Holdings that are not Credit Parties in an aggregate amount not to exceed the Permitted General Intercompany Amount; and (g) guaranties of other obligations in an aggregate principal amount not to exceed the Permitted General Amount.

“Permitted Holders” shall mean, at any time, Ascribe Capital LLC, Blue Mountain Capital Management, LLC, GSO Capital Partners LP, Solus Alternative Asset Management LP, any SHA Stockholder or any of their Affiliates or Related Funds, or their respective successors, assigns, designees, heirs, beneficiaries, trusts or estates.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any guarantees of Indebtedness permitted under Section 7.3 hereof; (c) any Indebtedness outstanding as of the date hereof and listed on Schedule 7.8 hereof; (d) Indebtedness incurred in connection with Permitted Acquisitions to the extent it is subordinated to the Obligations on terms and conditions satisfactory to Agent in its sole discretion; (e) intercompany Indebtedness incurred in accordance with clauses (c), (d) or (e) of the definition of Permitted Loans; (f) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices; (g) Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with policies purchased by a Credit Party in the ordinary course of business; (h) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by Holdings or a Subsidiary in the ordinary course of its business; (i) Indebtedness in respect of (i) self-insurance obligations, completion, bid, performance, appeal or surety bonds issued for the account of Holdings or any of its Subsidiaries, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, in each case in the ordinary course of business, including guarantees or obligations of Holdings or any of its Subsidiaries with respect to letters of credit or similar instruments supporting such obligations (in each case other than for an obligation for money borrowed) or (ii) obligations represented by letters of credit for the account of Holdings or any of its Subsidiaries, as the case may be, in order to provide security for workers’ compensation claims; (j) indemnification, adjustment of purchase price, earnout or similar obligations, in each case, entered into in connection with any

CJ Holding Co. Credit Agreement

Permitted Acquisition or permitted Disposition of any business or assets of Holdings or any of its Subsidiaries or Equity Interests of such a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such Permitted Acquisition; provided that (x) any amount of such obligations included on the face of the balance sheet of Holdings or any of its Subsidiaries shall not be permitted under this clause (j) and (y) in the case of any permitted Disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (j) shall at no time exceed the gross proceeds actually received by Holdings and its Subsidiaries in connection with such permitted Disposition; (k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence; (l) customer deposits and advance payments received in the ordinary course of business; (m) Indebtedness outstanding under letters of credit issued pursuant to the Prepetition Credit Agreement in an aggregate amount not to exceed $21,500,000; (n) Permitted Purchase Money Indebtedness; (o) Indebtedness incurred in connection with the Tax Restructuring Plan and the transactions contemplated thereby; and (p) other Indebtedness not to exceed $50,000,000 at any time.

“Permitted Investments” shall mean investments in or constituting: (a) Permitted Loans; (b) cash and Cash Equivalents; (c) another Person if, as a result of such investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, any Credit Party; (d) receivables owing to any Credit Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as any Credit Party deems reasonable under the circumstances; (e) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Credit Party or in satisfaction of judgments; (f) any Person where such investment was acquired by Holdings or any of its Subsidiaries (x) in exchange for any other investment or accounts receivable held by any Credit Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (y) as a result of a foreclosure by any Credit Party with respect to any secured investment or other transfer of title with respect to any secured investment in default; (g) any Person to the extent such investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the ordinary course of business by any Credit Party; (h) any Person to the extent such investments consist of Swap Obligations otherwise permitted under this Agreement; (i) existing investments and any extension, modification or renewal of such existing investments or any investments made with the proceeds of any additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such existing investment as in effect on the Closing Date); (j) obligations of one or more officers, directors, or employees of any Credit Party in connection with such individual’s acquisition of Equity Interests of any Credit Party (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash is paid by such Credit Party to such individuals in connection with the acquisition of any such obligations; (k) investments acquired after the Closing Date as a result of the acquisition by any

CJ Holding Co. Credit Agreement

Credit Party of another Person, including by way of a merger, amalgamation, or consolidation with or into such Credit Party, in a transaction that is not prohibited by this Agreement to the extent that such investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; (l) investments by the Credit Parties in Swap Contracts; (m) investments received in consideration for an asset sale permitted by Section 7.1; (n) investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business; (o)(i) investments by the Credit Parties and their respective Subsidiaries in Credit Parties, (ii) additional investments by Subsidiaries of Holdings that are not Credit Parties in other Subsidiaries of Holdings that are not Credit Parties and (iii) additional investments by the Credit Parties in Subsidiaries of Holdings that are not Credit Parties in an aggregate amount not to exceed the Permitted General Intercompany Amount; (p) investments arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby; (q) investments permitted pursuant to Section 7.11(b)(i); and (r) other investments in an aggregate amount at any time not exceeding the Permitted General Amount.

“Permitted Loans” shall mean: (a) the extension of trade credit by Holdings or any of its Subsidiaries to its Customer(s), in the ordinary course of business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the ordinary course of business not to exceed as to all such loans the aggregate amount of $2,000,000 at any time outstanding; (c) intercompany loans between and among Borrowers, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers) on terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations reasonably acceptable to Agent that, if it has a principal value in excess of $1,000,000, has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) that are the payee(s) on such note; (d) loans between and among Subsidiaries of Holdings that are not Credit Parties; (e) loans made by the Credit Parties in Subsidiaries of Holdings that are not Credit Parties in an aggregate amount outstanding at any time not to exceed the Permitted General Intercompany Amount; (f) existing loans and any extension, modification or renewal of such existing loans (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such existing loans as in effect on the Closing Date); (g) payroll, travel and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (h) extensions of credit to employees, officers, directors, customers and suppliers made in the ordinary course of business of any Credit Party; (i) intercompany loans arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby; (j) loans permitted pursuant to Section 7.8(b)(i); and (k) loans in an aggregate amount outstanding at any time not to exceed the Permitted General Amount.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of Holdings and its Subsidiaries which is incurred after the date of this Agreement and which is

CJ Holding Co. Credit Agreement

secured by no Lien or only by a Lien permitted by clause (g) of the definition of Permitted Encumbrance as defined herein; provided that (a) the aggregate principal amount of such Purchase Money Indebtedness of Holdings and its Subsidiaries outstanding at any time shall not exceed $30,000,000, (b) such Indebtedness when incurred shall not exceed the purchase, construction or improvement price of the asset(s) financed, and (c) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, plus accrued interest thereon.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is a (i) Pension Benefit Plan, a Multiemployer Plan or a Welfare Plan (as defined in Section 3(2) of ERISA) which provides self-insured benefits and (ii) which is maintained by any Credit Party or to which any Credit Party or is required to contribute.

“Plan of Reorganization” shall mean the plan of reorganization filed by certain of the Borrowers and certain of their Affiliates with the Bankruptcy Court on December 3, 2016, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Plan of Reorganization Effective Date” shall mean the date that is determined to be the “Effective Date” of and as defined in the Plan of Reorganization.

“Pledge Agreement” shall mean, collectively, (a) that certain Pledge and Security Agreement, dated the Closing Date, executed by certain of the Borrowers in favor of Agent, for its own benefit and the benefit of the Secured Parties and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Prepetition Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of March 24, 2015 among CJ Holding, the affiliates of CJ Holding party thereto as borrowers, the lenders party thereto and Cortland Capital Market Services LLC (as the successor to Bank of America, N.A.), as administrative agent, as amended or otherwise modified prior to the date hereof.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

CJ Holding Co. Credit Agreement

“Properly Contested” shall mean, in the case of any Indebtedness, obligation or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness is not reasonably expected to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication reasonably selected by the Agent).

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of the Credit Parties or any of their respective Subsidiaries for the payment of all or any part of the purchase price of any Equipment, Real Property or other fixed assets, (ii) any Indebtedness (other than the Obligations) of the Credit Parties or any of their respective Subsidiaries incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any Equipment, Real Property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time (it being understood that the definition of Purchase Money Indebtedness shall include Capitalized Lease Obligations and mortgage financings).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Credit Party” shall mean, with respect to any Swap Obligation, (a) each Credit Party that has total assets exceeding $10,000,000 on the Eligibility Date at the time the guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation, or (b) such other Person as constitutes an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.

CJ Holding Co. Credit Agreement

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property (including fixtures and improvements thereon) owned or leased by any Credit Party.

“Receivables” shall mean and include, as to each Borrower, as applicable, all of such Borrower’s, applicable accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower, as applicable by its Affiliates), documents, chattel paper, (including electronic paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower, as applicable arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recipient” shall mean the Agent, any Lender, Swing Loan Lender, a Participant or Issuer.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Related Fund” means, with respect to a Person, any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by (a) such Person, (b) an Affiliate of such Person or (c) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Relevant Twelve Month Period” shall have the meaning set forth in Section 11.6 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned or custodially detained in connection any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period has been waived by regulation).

CJ Holding Co. Credit Agreement

“Required Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such) or any Defaulting Lender) holding fifty-one percent (51%) or more of either (a) the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all Commitments of the Lenders hereunder, the sum of (i) the outstanding Revolving Advances and (ii) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans (in each case, excluding any such Obligations held by a Defaulting Lender); provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day of determination the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Sanctioned Country” shall mean a country that is, or whose government is, the subject or target of a comprehensive sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority relating to Anti-Terrorism Laws or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority relating to Anti-Terrorism Laws.

“SEC” shall mean the Securities and Exchange Commission or any other similar applicable authority in any applicable jurisdiction or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, or any similar applicable statute in any applicable jurisdiction, as amended.

CJ Holding Co. Credit Agreement

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Specified Dispositions” shall mean each of the following:

(a) the Disposition of the frac pump manufacturing business of Holdings and its Subsidiaries and any and all assets related thereto (including, without limitation, related equipment) to Gardner Denver, Inc. or an affiliate thereof;

(b) the Disposition of manufacturing businesses (other than the frac pump manufacturing business) of Holdings and its Subsidiaries and any and all assets related thereto (including, without limitation, certain real property located in Granbury, Texas and/or Greenville, Texas, and related inventory); and

(c) the Disposition of the directional drilling resistivity tool business of Holdings and its Subsidiaries and any and all assets related thereto, which in each case, (i) shall be sold or otherwise Disposed of fair market value and (ii) the proceeds of such Disposition are paid not less than 75% in cash.

“Specified Equity Contribution” shall have the meaning set forth in Section 11.6 hereof.

“Stockholders Agreement” means that agreement, entered into on or about January 6, 2016, by and among Holdings and certain of its stockholders (the “SHA Stockholders”), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a) Equity Interests of any Subsidiary of Holdings, other than Excluded Stock, together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, the “Pledged Capital Stock”), including, but not limited to, the following:

(x)    all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(y)     without affecting the obligations of the Credit Parties under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

CJ Holding Co. Credit Agreement

(b) Any and all other Equity Interests owned by any Credit Party in any Domestic Subsidiary or any Foreign Subsidiary, other than Excluded Stock; and

(c) All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Tax Restructuring Plan” shall mean the restructuring transactions described in Exhibit M to the Plan Supplement for the Plan of Reorganization, and any transactions reasonably incidental thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

CJ Holding Co. Credit Agreement

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the date on which (a) all of the Obligations (including any required repayment or cash collateralization thereof, but excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash, (b) all Commitments have been terminated and (c) all agreements under which Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges are provided have been terminated unless, at the option of the Secured Party providing such Obligations, either cash collateralized pursuant to clause (a) above or other arrangements satisfactory to such Secured Party have been made; provided, however, if at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the Termination Date shall be deemed to have not occurred.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Credit Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA or any termination under Section 4042 of ERISA, or of the appointment of a trustee to administer a Pension Benefit Plan, and with respect to which any Credit Party has material liability (including liability in its capacity as a member of the Controlled Group of another entity); (iv) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which termination could reasonably result in material liability to any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (v) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan, which withdrawal could reasonably result in material liability of any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (vi) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (vii) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Trigger Event” shall mean, as of any date of determination, (a) an Event of Default has occurred and is continuing or (b) Excess Availability on any Business Day was less than 20% of the Maximum Available Credit and, in either case, Agent has elected, in its sole discretion, to commence a Trigger Period.

“Trigger Period” shall mean each period commencing upon the occurrence of a Trigger Event and ending on the first date thereafter on which either (a) if such Trigger Event was the

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occurrence of an Event of Default, such Event of Default has been waived in writing in accordance with the terms of this Agreement or (b) in all other cases, Borrowers’ average Excess Availability for forty-five (45) consecutive days following the occurrence (or re-occurrence) of any event described in clause (b) of the definition of Trigger Event, is greater than 20% of the Maximum Available Credit.

“Unbilled Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii).

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowing Agent and its consolidated Subsidiaries other than those made (i) utilizing Permitted Purchase Money Indebtedness, (ii) utilizing net cash proceeds of the issuance of Equity Interests of Borrowing Agent, (iii) utilizing the proceeds of insurance or asset sales, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds, (iv) by way of a trade-in of existing assets, (v) as part of a Permitted Acquisition, or (vi) utilizing other Indebtedness (except Revolving Advances) permitted to be incurred hereunder. For the avoidance of doubt, Capital Expenditures made by any applicable Person with proceeds of Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Agent.

1.3.    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

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1.4.    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to Laws shall include any amendments of same and any successor Laws. Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications, or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Borrower or (ii) the knowledge that an Authorized Officer would have obtained if he/she had engaged in good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5.    Permitted Encumbrances. The inclusion of Permitted Encumbrances in this Agreement is not intended to subordinate and shall not subordinate any Lien created by any of the security contemplated by this Agreement and the Other Documents to any Permitted Encumbrances.

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II.	ADVANCES, PAYMENTS.

2.1.    Revolving Advances.

(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)    eighty-five percent (85%) (the “Receivables Advance Rate”) of Eligible Receivables, plus

(ii)    the lesser of (A) up to eighty percent (80%) of Eligible Unbilled Receivables or (B) $20,000,000 (“Unbilled Receivables Advance Rate”); plus

(iii)    the least of (A) up to fifty percent (50%) (the “Inventory Advance Rate”; and together with the Receivables Advance Rate and the Unbilled Receivables Advance Rate, the “Advance Rates”), of the net book value of Eligible Inventory, (B) up to sixty-five percent (65%) (the “NOLV Advance Rate”), of the net orderly liquidation value percentage (as evidenced by the most recent appraisal accepted by Agent in its Permitted Discretion, each, an “NOLV Appraisal”) of Eligible Inventory, or (C) $25,000,000; provided that, notwithstanding the foregoing, until delivery after the Closing Date of the initial appraisal in respect of Inventory, the Inventory Advance Rate and the NOLV Advance Rate shall, in each case, be up to thirty percent (30%); minus

(iv)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)    such reserves as Agent may reasonably deem proper and necessary from time to time in the exercise of its Permitted Discretion, minus

(vi)    the Availability Block Amount.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Sections 2.1 (a)(y)(iv), (v) and (vi) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each

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Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence and continuance of an Event of Default or Default, Agent shall give Borrowing Agent five (5) Business Days’ prior written notice of its intention to decrease the Advance Rates; provided that no Credit Party shall have any right of action whatsoever against Agent for, and Agent shall not be liable for any damages resulting from, the failure of Agent to provide the prior notice contemplated in this sentence. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2.    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)    Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one (1), two (2), three (3) or six (6) months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than six (6) LIBOR Rate Loans, in the aggregate.

(c)    Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)    Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing

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Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)    Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)    At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)    Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any such Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof,

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including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3.    [Reserved]

2.4.    Swing Loans.

(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount and shall be subject to the sublimits in Section 2.1(a). All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)    Upon (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof, (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof or (iii) receipt by the Swing Loan Lender of a written Swing Loan request from the Borrowing Agent at or prior to 2:30 p.m. on the requested date of borrowing (so long as such date is a Business Day), Swing Loan Lender may elect, in its sole discretion, to have such request or

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deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that, notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Commitments have been terminated for any reason.

(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

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2.6.    Making and Settlement of Advances.

(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders holding the Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Commitment that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Commitments on at least a

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weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Commitment shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.    Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

CJ Holding Co. Credit Agreement

2.8.    Manner and Repayment of Advances.

(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence and continuance of an Event of Default under this Agreement or (y) termination of this Agreement by the Borrowing Agent. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Commitment Percentages of Lenders, to the outstanding Advances (subject to any contrary provisions of Section 2.22).

(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit the applicable Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. All proceeds received by Agent during a Trigger Period shall be applied to the Obligations in accordance with Section 4.8(g).

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging the applicable Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9.    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

CJ Holding Co. Credit Agreement

2.10.    Statement of Account. Agent shall maintain, in accordance with its customary procedures, loan accounts (“Borrowers’ Accounts”), in the names of Borrowers, in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the Borrowers’ Accounts shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.    Letters of Credit.

(a)    Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(vi)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)    Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

CJ Holding Co. Credit Agreement

2.12.    Issuance of Letters of Credit.

(a)    Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and any automatic renewals thereof and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13.    Requirements For Issuance of Letters of Credit.

(a)    Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b)    In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and continues: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through

CJ Holding Co. Credit Agreement

the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14.    Disbursements, Reimbursement.

(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender holding a Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall

CJ Holding Co. Credit Agreement

accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent, subject to Section 16.19, a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.    Repayment of Participation Advances.

(a)    Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Commitment, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender holding a Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

CJ Holding Co. Credit Agreement

(b)    If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, monitor, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16.    Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

CJ Holding Co. Credit Agreement

(iv)    any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    the occurrence of any Material Adverse Effect;

(x)    any breach of this Agreement or any Other Document by any party thereto;

(xi)    the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing; and

CJ Holding Co. Credit Agreement

(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated.

2.19.    Liability for Acts and Omissions.

(a)    As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit, other than the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially

CJ Holding Co. Credit Agreement

been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20.    Mandatory Prepayments.

(a)    Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than as permitted pursuant to clauses (i), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvii), (xviii), (xix) and (xx) of Section 7.1(b), the Borrowers shall repay the Advances an amount equal to the Net Cash Proceeds of such sale, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be and shall be deemed to be held in trust exclusively for Agent; provided that the Borrowers shall not be required to repay Advances with such Net Cash Proceeds if, at the election of the Borrowers (as notified by Borrowing Agent to Agent on or prior to the date of the required prepayment), such Borrower reinvests all or a portion of such Net Cash Proceeds in operating assets (other than current assets) within 365 days after the receipt of such Net Cash Proceeds (or, if such Credit Party or Subsidiary shall have entered into a legally binding commitment within such 365-day period to so apply such Net Cash Proceeds, within such 180 days following such 365-day period), it being understood that if such Net Cash Proceeds have not been so reinvested within the applicable period, the Borrower shall promptly prepay advances in an aggregate amount equal to such Net Cash Proceeds. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof or (ii) if the Collateral disposed of is equipment other than as set forth in (i) above or

CJ Holding Co. Credit Agreement

other Collateral, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)     In the event of any issuance or other incurrence of Indebtedness (other than Indebtedness described in the definition of Permitted Indebtedness) by Borrowers, the Borrowers shall, no later than one (1) Business Day after the receipt by Borrowers of the Net Cash Proceeds from any such issuance or incurrence of Indebtedness, repay the Advances made for its benefit and/or made directly or indirectly to it in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of such incurrence or issuance of Indebtedness. Any such repayment shall not reduce the Maximum Revolving Advance Amount. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(c)    All Net Cash Proceeds received by Borrowers or Agent, if such Net Cash Proceeds are in excess of $1,000,000, (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof; provided that the Borrowers shall not be required to so apply such Net Cash Proceeds if, at the election of the Borrowers (as notified by Borrowing Agent to Agent on or prior to the date of the required prepayment), such Borrower reinvests all or a portion of such Net Cash Proceeds in operating assets (other than current assets) within 365 days after the receipt of such Net Cash Proceeds (or, if such Credit Party or Subsidiary shall have entered into a legally binding commitment within such 365-day period to so apply such Net Cash Proceeds, within such 180 days following such 365-day period), it being understood that if such Net Cash Proceeds have not been so reinvested within the applicable period, the Borrower shall promptly prepay advances in an aggregate amount equal to such Net Cash Proceeds.

(d)    In the event of any Specified Equity Contribution, Borrowers shall, no later than five (5) Business Days after the receipt by Borrowers of the Net Cash Proceeds of such Specified Equity Contribution repay the Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

It is understood and agreed that no reduction of the Commitments shall be required to be made in connection with any prepayment pursuant to this Section 2.20.

2.21.    Use of Proceeds.

(a)    Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to the Transactions, and (ii) provide for Holdings’ and its Subsidiaries’ general business purposes, including working capital requirements, making Capital Expenditures, making Permitted Acquisitions, making debt payments (but not prepayments on debt other than Advances) when due and making distributions and dividends, in each case, to the extent not prohibited under this Agreement.

CJ Holding Co. Credit Agreement

(b)    Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22.    Defaulting Lender.

(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)    (i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Commitment in accordance with their Commitment Percentages; provided that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)    fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)    if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Commitment becomes a Defaulting Lender, then:

(A)     Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Commitments in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

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(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Commitments in accordance with such reallocation; and

(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)    so long as any Lender holding a Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

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(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Commitment, then Participation Commitments of Lenders holding Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.    Payment of Obligations. Agent may charge to Borrowers’ Account a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all respective expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Collection Accounts or Depository Accounts as

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provided for in Section 4.8(g), and (iii) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.3, 4.6, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24.    Increase in Maximum Revolving Advance Amount.

(a)    Borrowers may request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Commitment Amount (any current Lender which elects to increase its Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Commitment Amount hereunder, subject to the following terms and conditions:

(i)    No current Lender shall be obligated to increase its Commitment Amount and any increase in the Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii)    There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iii)    After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $170,000,000;

(iv)    Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $20,000,000, and all such increases in the Maximum Revolving Advance Amount shall not exceed $70,000,000 in the aggregate;

(v)    Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Commitment Amounts has been approved by such Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty specifically relates to a certain prior date), (3) such other agreements, instruments and information including supplements or modifications to this Agreement and/or

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the Other Documents executed by Borrowers as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vi)    Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note or Notes reflecting the new amount of such Increasing Lender’s Commitment Amount after giving effect to the increase (and the prior Note or Notes issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note or Notes reflecting the amount of such New Lender’s Commitment Amount;

(vii)    Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased aggregate Commitment Amount being requested by Borrowers, and, in any event, any New Lender shall be subject to the reasonable satisfaction of the Agent;

(viii)    Each Increasing Lender shall confirm its agreement to increase its Commitment Amount pursuant to an acknowledgement in a form reasonably acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(ix)    Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Commitment Amount as set forth in such lender joinder.

(b)    On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Commitment Percentages of Lenders holding a Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Commitment Percentage is equal to (x) the Commitment Amount of such Lender divided by (y) the aggregate of the Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Commitment Percentages contemplated by this Section 2.24.

(c)    On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum

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Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)    On the effective date of such increase, Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

(e)    Each of the parties hereto hereby agrees that, upon the effectiveness of any increase to the Commitments provided for under this Section 2.24, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such increase and the Advances provided for in connection therewith, and any such amendment may, without the consent of the other Lenders, effect such amendments to this Agreement and the Other Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and Borrowers, to effectuate the provisions of this Section 2.24 and, for the avoidance of doubt, this Section 2.24(e) shall supersede any contrary provisions in Section 16.2.

2.25.    Reduction of Maximum Revolving Advance Amount. Borrowing Agent may, on no more than three (3) occasions during each period of twelve months, on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount, minimum increments of $10,000,000 to an amount not less than the amount of the then outstanding Advances. All reductions of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their respective Commitment Amounts. For the avoidance of doubt, voluntary prepayments on the unutilized portion of the Maximum Revolving Advance Amount coupled with any permanent reduction of the Maximum Revolving Advance Amount effected pursuant to the immediately preceding sentence will be subject to (x) payment of (i) if such permanent reduction is effective prior to the first anniversary of the Closing Date, fees contemplated in Section 13.1 hereof and (ii) breakage costs in the case of a prepayment of LIBOR Rate Loans other than on the last day of the relevant Interest Period, and (y) any other provisions contained in this Agreement.

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III.	INTEREST AND FEES.

3.1.    Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period or (b) for LIBOR Rate Loans with an interest period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Revolving Interest Rate plus two percent (2%) per annum (the “Default Rate”)

3.2.    Letter of Credit Fees.

(a)    The Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one-eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all applicable administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be

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subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)    At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of their respective outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may, subject to Section 16.19, use such cash collateral to pay and satisfy such Obligations.

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3.3.    Facility Fee; Collateral Monitoring Fee and Collateral Evaluation Fee.

(a)    If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter (such sum, the “Utilization Amount”) does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Commitments based on their Commitment Percentages, a fee at a rate equal to:

(i)    at any time the Utilization Amount is less than fifty percent (50%) of the Maximum Revolving Advance Amount, one percent (1.00%) per annum, and

(ii)    at any time the Utilization Amount equals or exceeds fifty percent (50%) of the Maximum Revolving Advance Amount, three-quarters of one percent (0.75%) per annum,

in each case, on the amount by which the Maximum Revolving Advance Amount exceeds the Utilization Amount (the “Facility Fee”). The Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

(b)    Borrowers shall pay Agent a collateral monitoring fee equal to $3,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(c)    Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent, including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit, a collateral evaluation fee in an amount equal to $1,000 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation (based on a seven and half (7.5) hour day, and subject to adjustment if additional hours are worked), plus a per examination field exam management fee (whether such examination is performed by Agent’s employees or by a third party retained by agent) in the amount of $2,500 for new facilities and $1,500 for recurring examinations (or, in each case, such other amount customarily charged by Agent to its customers), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits; it being acknowledged and agreed that the Agent shall only be permitted to conduct two (2) collateral evaluations per year during the Term, provided that, the number of evaluations per year shall be increased to three (3) at all times during which Excess Availability is less than 20% of the Maximum Revolving Advance Amount.

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3.4.    Closing Fee; etc.

(a)    Upon the execution of this Agreement, Borrowers shall pay to Agent a closing fee of $2,250,000 less (i) that portion of the deposit of $200,000 heretofore paid by Borrowers to Agent pursuant to the Letter Agreement remaining after application of such fees to out of pocket costs and expenses and (ii) the underwriting fee in the amount of $225,000 heretofore paid by Borrowers to Agent pursuant to the Fee Letter.

(b)    All of the fees and reasonable out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5.    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 365 days or 366 days, as applicable (360 days with respect to LIBOR Rate Loans), with respect to Base Rate Advances and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.6.    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Credit Parties, Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Credit Parties and Agent. In addition, unless preempted by federal law, the Revolving Interest Rate or Default Rate, as applicable, from time to time in effect hereunder may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended from time to time. The foregoing provisions shall never be superseded or

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waived and shall control every other provision of this Agreement or any Other Document and all agreements among Borrowers and Agent and Lenders, or their respective successors and assigns. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 3.1 of this Agreement. If by operation of this provision, Borrowers would be entitled to a refund of interest paid pursuant to this Agreement, each Lender agrees that it shall pay to Borrowers upon Agent’s request such Lender’s Commitment Percentage, of such interest to be refunded, as determined by Agent.

3.7.    Increased Costs. In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)    subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b)    impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)    impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such

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Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Borrower shall not be required to compensate Agent, Swing Loan Lender, Issuer or a Lender pursuant to this Section for any amounts incurred more than one-hundred eighty (180) days prior to the date that such Person notifies Borrowing Agent of such losses or expenses and of such Person’s intention to claim compensation therefor.

3.8.    Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c)    the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent of such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)    the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

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3.9.    Capital Adequacy.

(a)    In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity requirements, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)    A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c)    If Agent or any Lender requests compensation under Section 3.7, Section 3.9 or Section 3.10 or if Borrowers are required to pay any additional amount to Agent or any Lender pursuant to Section 3.7, Section 3.9, or Section 3.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of Agent or such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 3.7, Section 3.9 or Section 3.10, as the case may be, in the future, (ii) would not subject Agent or such Lender to any unreimbursed cost or expense, (iii) would not require Agent or such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to Agent or such Lender.

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3.10.    Taxes.

(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Body in accordance with Applicable Law and if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Borrower shall indemnify each Recipient, within twenty (20) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body; provided that if any Recipient requests indemnification more than 180 days after the earlier of (1) the date on which such Recipient received written demand for payment of the applicable Indemnified Taxes from the relevant Governmental Body or (2) the date on which Recipient paid the applicable Indemnified Taxes, such Recipient shall not be indemnified to extent that such failure or delay results in prejudice to the Borrower. A certificate as to the amount of such payment or liability delivered to Borrowers by any Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall

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deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, and as will enable the Borrower or the Agent to comply with their own withholding or information reporting requirements (including pursuant to FATCA or any analogous provisions of non-U.S. law). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e) (ii)(A), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    in the case of a Foreign Lender, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent), whichever of the following is applicable:

(1)    two (2) duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, or any subsequent versions thereof or successors thereto;

(2)    two (2) duly completed valid originals of IRS Form W-8ECI, or any subsequent versions thereof or successors thereto;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10(e)-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions thereof or successors thereto; or

(4)    to the extent a Foreign Lender is not the beneficial owner, two duly completed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10(e)-2 or Exhibit 3.10(e)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10(e)-4 on behalf of each such direct and indirect partner;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement

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(and from time to time thereafter upon the request of Borrowers or Agent), any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made;

(C)    in the case of any Lender that is not a Foreign Lender, such Lender shall submit to Borrower and Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent), two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender; and

(D)    if a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower, including such documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by Agent or any Borrower as may be sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Recipient has complied with such Recipient’s obligations under FATCA or to determine to deduct and withhold from such payment. For the purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)    Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrowers and the Agent in writing of its legal inability to do so.

(g)    If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

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(h)    Each Lender shall severally indemnify the Agent, within 20 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 16.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Obligation hereunder or under any Other Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Obligation hereunder or under any Other Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (h).

3.11.    Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent or fails to approve any amendment or other modification requested by the Borrowing Agent pursuant to Section 16.2(b) hereof, Borrowers may, within one-hundred twenty (120) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by the Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment; provided, (x) in the case of any such replacement resulting from a claim for compensation under Section 3.7, 3.9 or 3.10 hereof, such replacement will result in a reduction of such compensation from the Replacement Lender at the time of such replacement; and (y) such replacement does not conflict with Applicable Law. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Commitment Percentage, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender. If any Affected Lender does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Borrowing Agent, then such assignment shall become effective for purposes of Section 16.3 and this Agreement upon execution by Agent and Borrowing Agent.

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IV.	COLLATERAL: GENERAL TERMS

4.1.    Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Agent with written notice of all commercial tort claims exceeding $1,000,000 promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.    Perfection of Security Interest. Except for any Collateral disposed of in accordance with Section 7.1, each Borrower shall take all action that may be necessary that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements required under this Agreement, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any

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Borrower). All reasonable out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by the applicable Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.    Preservation of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account. In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary in the exercise of its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including after the occurrence and during the continuance of an Event of Default, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) after the occurrence and during the continuance of an Event of Default, may employ and maintain at any of each Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) after the occurrence and during the continuance of a Default or Event of Default, may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) after the occurrence and during the continuance of an Event of Default, may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) subject to Section 4.10 hereof, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property, subject to the rights of the landlords of any leased Real Property and, if applicable, the terms of any applicable Lien Waiver Agreement. Subject to the other provisions of this Agreement regarding Borrowers’ maintenance of Collateral, each Borrower shall cooperate with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in its Permitted Discretion. Subject to Section 16.9, all of Agent’s reasonable out-of-pocket expenses of preserving the Collateral, including any such expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4.    Ownership and Location of Collateral.

(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower is, and shall remain the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law) in each and every item of its respective Collateral; (ii) except for Permitted Encumbrances the Collateral shall be free and clear of all Liens; and (iii) each Borrower’s Inventory shall be located as set forth on Schedule 4.4 (as updated from time to time pursuant to each Compliance Certificate delivered pursuant to Section 9.3) and shall not be removed from such location(s) without the prior written consent of Agent, except (1) as may be moved from one location on such schedule to another location on such schedule, (2) Inventory in-transit, (3) Equipment out in the ordinary course of business, (4) the sale, transfer or disposition of assets permitted under this Agreement, (5) as may be located at a Customer site and (6) as may be located at locations not set forth on Schedule 4.4 to the extent the aggregate value of Inventory at such locations does not exceed $2,500,000 for any one location or $5,000,000 in the aggregate for all such locations.

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(b)    (i) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory having a value in excess of $2,500,000 of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (ii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iii) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.    Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for Dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, upon the occurrence and during the continuance of an Event of Default, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, upon the occurrence and during the continuance of an Event of Default, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will promptly deliver them to Agent in their original form together with any necessary endorsement.

4.6.    Inspection of Premises. Subject to the limitations set forth in Section 9.18, at all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

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4.7.    Appraisals. Subject to the limitations set forth in Section 9.18, Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8.    Receivables; Deposit Accounts and Securities Accounts.

(a)    Each of the Receivables shall, except as noted therein, be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b)    Each Borrower’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(c)    Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Collection Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(g) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Collection Accounts(s) and/or Depository Account(s). Each Borrower shall deposit in the applicable Collection Account and/or Depository Account or, upon request by Agent during a Trigger Period, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

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(d)    At any time following the occurrence, and during the continuance of, an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(e)    Power of Agent to Act on Borrowers’ Behalf. Upon and during the continuance of an Event of Default (except to the extent otherwise agreed in any treasury management agreement between any Borrower and Agent), Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default (except to the extent otherwise agreed in treasury management agreement between any Borrower and Agent); (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables, upon and during the continuance of an Event of Default; (iii) to send verifications of Receivables to any Customer (provided that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables over the phone with participation from Borrowers or with Borrowers being present); (iv) to sign such Borrower’s name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; (v) to demand payment of the Receivables upon and during the continuance of an Event of Default; (vi) to enforce payment of the Receivables by legal proceedings or otherwise upon and during the continuance of an Event of Default; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral upon and during the continuance of an Event of Default; (viii) to settle, adjust, compromise, extend or renew the Receivables upon and during the continuance of an Event of Default; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables upon and during the continuance of an Event of Default; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer upon and during the continuance of an Event of Default; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon and during the continuance of an Event of Default; (xii) to receive, open and dispose of all mail addressed to any Borrower to the extent such actions are taken in connection with operation and administration of Borrowers’ lockboxes or otherwise in connection with treasury management services; and (xiii) upon and during the continuance of an

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Event of Default, to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(f)    No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder

(g)    Cash Management.

(i)    All Collateral consisting of cash or Cash Equivalents or proceeds of Collateral of the Borrowers shall be deposited by such Borrowers into either (A) a lockbox account, dominion account or other such “blocked account” established at a bank, or a securities account, in each case reasonably satisfactory to Agent (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers and be acceptable to Agent or (B) a collection account established at PNC for the deposit of such proceeds (all such accounts in clauses (A) and (B), the “Collection Accounts”). Each Borrower shall deliver to Agent a Deposit Account Control Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to each Collection Account other than any Excluded Deposit Account which shall be in “springing” form permitting Borrowers to access and use such Collection Accounts unless and until a “notice of sole control” (such notice, or any similar notice described in any applicable control agreement an “Activation Notice”) is issued by Agent to the bank at which such Collection Account is maintained; provided that Agent shall not issue such an Activation Notice except after the occurrence and during the continuance of a Trigger Event and shall revoke such Activation Notice if, subsequent thereto, the Trigger Period commenced by such Trigger Event shall have ended. Upon issuance of an Activation Notice, such Deposit Account Control Agreements shall provide that all available funds in each Collection Account will be transferred, on each Business Day, to Agent, either to any account maintained by Agent

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at such bank or by wire transfer to appropriate account(s) of Agent, and otherwise be in form and substance (including as to the extent of offset and statutory lien rights) reasonably satisfactory to Agent. All funds deposited in such Collection Accounts during the effectiveness of a Trigger Period shall immediately become the property of Agent and be applied to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances. Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank maintaining a Collection Account.

(ii)    Notwithstanding anything to the contrary herein or in any Other Document, Borrowers shall ensure that Agent does not receive, whether by deposit to the Collection Accounts or otherwise, any funds from any Customer located in a Sanctioned Country.

(iii)    The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, the Agent and Lenders are relying on the Credit Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to them and in particular that any accommodations of credit are being provided by the Agent and Lenders strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

(i)    Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the ordinary course of business of such Borrower.

(j)    All deposit accounts (including all Collection Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(i). No Borrower shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Borrower and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account other than with respect to any Excluded Deposit Account.

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4.9.    Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced, in all material respects, by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.    Maintenance of Equipment. The Equipment necessary to Borrowers’ business shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved consistent with industry standards; provided that the same shall not be required if not necessary for the continued operation of the Borrowers’ business. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation to the extent such use or operation could reasonably be expected to materially and adversely affect the operation of its business as currently conducted.

4.11.    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.12.    Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1.    Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which any Credit Party is a party have been duly executed and delivered by the Credit Parties party thereto, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Credit Parties party thereto enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which any Credit Party is party (a) are within each

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Credit Party’s corporate, limited liability company, limited partnership, partnership or other applicable powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership, partnership or other applicable action, are not in contravention of the terms of each Credit Party’s Organizational Documents or other applicable documents relating to such Credit Party’s formation or to the conduct of such Credit Party’s business, (b) will not conflict with or violate (i) any Applicable Law, except to the extent such conflict or violation could not reasonably be expected to have a Material Adverse Effect or (ii) any Material Contract, (c) will not require the Consent of any Governmental Body or any other Person as of the Closing Date, all of which will have been duly obtained, made or compiled prior to the Closing Date to the extent such Consents are required to be in force on the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any Applicable Law, Organizational Document or Material Contract to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2.    Formation and Qualification.

(a)    On the Closing Date, each Credit Party is duly incorporated or formed, as applicable and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a). Each Credit Party is in good standing and is qualified to do business in the states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Credit Party. Each Credit Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto.

(b)    Upon the completion of the Tax Restructuring Plan, all of the Subsidiaries of Holdings will be listed on Schedule 5.2(b). Upon the completion of the Tax Restructuring Plan, the Persons identified on Schedule 5.2(b) will be the record and beneficial owners of all of the Equity Interests of each of the Subsidiaries listed on Schedule 5.2(b) as being owned thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Equity Interests of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional Equity Interests or securities convertible into or exchangeable for such Equity Interests. All of the shares owned by the Credit Parties are owned free and clear of any Liens other than Permitted Encumbrances.

(c)    All accrued but unpaid dividends owing on account of the Equity Interests of each Borrower as of the Closing Date are set forth on Schedule 5.2(c).

5.3.    Survival of Representations and Warranties. All representations and warranties of the Credit Parties contained in this Agreement and the Other Documents shall, at the time of

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such Credit Party’s execution of this Agreement and the Other Documents, be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.    Tax Returns. The Credit Parties have filed all federal, state and local Tax returns and other reports they are required by law to file, except for those returns which are subject to valid extensions, and have paid all Taxes that are due and payable, except those which are being Properly Contested, or except to the extent failure to do so would not reasonably be expected to result in an Event of Default, result in material liability to any Credit Party or have a Material Adverse Effect. The provision for Taxes on the books of the Credit Parties have been made in accordance with GAAP and the Credit Parties have no knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5.    Financial Statements.

(a)    The pro forma balance sheet of Holdings on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on or prior to the Closing Date reflects the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) and was prepared by or under the supervision of the Chief Financial Officer of Holdings, based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from the Projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

(b)    The cash flow projections of Holdings and its Subsidiaries for the five year period following the Closing Date (on a monthly basis for the first twelve months), copies of which are annexed to the Financial Condition Certificate (the “Projections”) were prepared by or under the supervision of the Chief Financial Officer of Holdings, based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from the Projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature. The Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c)    The unaudited consolidated balance sheet of C&J Energy Services Ltd., and such other Persons described therein, as of September 30, 2016, and the related unaudited statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application

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to which such accountants concur) and present fairly the financial position of C&J Energy Services Ltd. at such date and the results of their operations for such period. Since December 31, 2015, there has been no change in the condition, financial or otherwise, of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

5.6.    Entity Names. As of the Closing Date, except as set forth on Schedule 5.6, no Credit Party (i) has been known by any other corporate name in the past five years, (ii) sells Inventory under any other name nor (iii) has been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.    O.S.H.A. Environmental Compliance; Flood Insurance.

(a)    Except as would not be reasonably be expected to cause a Material Adverse Effect, (i) the Credit Parties have duly complied in all material respects with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the applicable provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws (in effect at the time of the representation); and (ii) there have been no outstanding citations, notices of liability, or orders of non-compliance issued to any Credit Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)    The Credit Parties have been issued or obtained all required federal, state and local licenses, certificates or permits required pursuant to all applicable Environmental Laws and all such licenses, certificates and permits are current and in full force and effect, except to the extent failure to obtain and maintain such licenses, certificates or permits would not reasonably be expected to cause a Material Adverse Effect.

(c)    Except as would not reasonably be expected to cause a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Credit Party, except for those Releases which are in compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Credit Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Credit Party has never been used by any Credit Party to dispose of Hazardous Substances, except as authorized by Environmental Laws; and (iv) no Hazardous Substances are managed by any Credit Party on any Real Property including any premises owned, leased or occupied by any Credit Party, excepting such quantities of Hazardous Substances as are managed in compliance with Environmental Laws and as are reasonably necessary for the operation of the commercial or industrial business of any Credit Party or any of its tenants.

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(d)     All Real Property owned by Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate and commercially standard coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with commercially prudent business practice in the industry of such Credit Party. Each Credit Party has taken all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral (if any), including, but not limited to, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)    Holdings and its Subsidiaries, taken as a whole, is, and after giving effect to the Transactions, will be solvent, able to pay its debts as they mature, has, and after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage and the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and will continue to be in excess of the amount of its liabilities.

(b)    No Credit Party has (i) any pending against, or to the knowledge of the Credit Parties, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations and Indebtedness permitted by Section 7.8.

(c)    No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)    No Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Each Plan has been established and administered in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law. Except as could not reasonably result in Material Adverse Effect or an Event of Default or result in material liability to any Credit Party: (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto determined to be exempt from federal income Tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of

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premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the best of Borrowers’ knowledge, there is no occurrence which would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances (other than day-to-day fluctuations in market value) which would change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan or Multiemployer Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise Tax arising under Section 4971, 4972 or 4980B of the Code, and, to the best of Borrowers’ knowledge, no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor, to the best of Borrowers’ knowledge, any fiduciary of or any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xi) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (xii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and, to the best of Borrowers’ knowledge, there exists no fact which would reasonably be expected to result in any such liability; and (xiii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has incurred any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.    Patents, Trademarks, Copyrights and Licenses. Except as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Property owned or utilized by any Borrower upon the completion of the Tax Restructuring Plan: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property necessary for the Borrowers’ business and no Borrower is aware of any grounds for any challenge or proceedings, except as would not reasonably be expected to have a Material Adverse Effect.

5.10.    Licenses and Permits. Each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction

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wherein it is now conducting or propose to conduct business, except, in the cases of both (a) and (b) where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11.    No Default. No Borrower is in default in the payment or performance of any contractual obligations where such default could reasonably be expected to result in a Material Adverse Effect and no Default or Event of Default has occurred.

5.12.    No Burdensome Restrictions. No Credit Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to comply with the terms of this Agreement. All Material Contracts are set forth on Schedule 5.12 as of the Closing Date, and the Credit Parties have heretofore delivered to Agent true and complete copies of all such Material Contracts to which any of them are a party or to which any of them or any of their properties is subject. No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13.    No Labor Disputes. No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.13 hereto, which, in each case, could reasonably be expected to result in a Material Adverse Effect.

5.14.    Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15.    Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16.    Disclosure. No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which the statements were made; provided that (a) with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of conditions and facts then known; it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond Holdings’ control, and (ii) actual results may vary from such projections and that such

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variances may be material and (b) no representation is made with respect to information of an industry specific or general economic nature. There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.17.    Conflicting Agreements. No provision of any Material Contract, judgment, decree or order binding on any Credit Party or affecting the Collateral requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents, except as could not reasonably be expected to have a Material Adverse Effect.

5.18.    Application of Certain Laws and Regulations. Neither any Credit Party nor any Subsidiary of any Credit Party is subject to any Law which regulates the incurrence of any Indebtedness, including Laws relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.19.    Business and Property of Credit Parties. Upon and after the Closing Date, the Credit Parties do not propose to engage in any business other than the businesses engaged in as of the Closing Date and other lines of business reasonably incidental thereto and activities necessary to conduct the foregoing. On the Closing Date, each Credit Party will own all the property and possess all of the rights and privileges necessary for the conduct of the business of such Credit Party except to the extent a failure to own such property or possess such rights and privileges could not reasonably be expected to result in a Material Adverse Effect.

5.20.    Ineligible Securities. The Credit Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.21.    Equity Interests. The authorized and outstanding Equity Interests of each Borrower, and the legal and beneficial holder thereof, upon the completion of the Tax Restructuring Plan, are as set forth on Schedule 5.21(a) hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.21(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.21(c), Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

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5.22.    Commercial Tort Claims. As of the Closing Date, no Credit Party has any commercial tort claims in excess of $1,000,000, except as set forth on Schedule 5.22 hereto.

5.23.    Letter of Credit Rights. As of the Closing Date, no Credit Party has any letter of credit rights, except as set forth on Schedule 5.23 hereto.

5.24.    Deposit Accounts. All deposit accounts and securities accounts of the Credit Parties are set forth on Schedule 5.24 (as such schedule may be updated from time to time).

5.25.    Perfection of Security Interest in Collateral. The provisions of this Agreement and of each other applicable Other Document are effective to create in favor of the Agent, for the benefit of itself and the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Credit Parties in each item of Collateral, except (i) in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law or (ii) Liens perfected only by possession or control to the extent Agent has not obtained or does not maintain possession or control of such Collateral.

5.26.    Swaps. No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable by the party that is out-of-the-money on a mark-to-market basis without regard to whether or not such party is the defaulting party.

VI.	AFFIRMATIVE COVENANTS.

The Credit Parties (or Borrowers if otherwise indicated) shall, and shall cause their Subsidiaries to, until the Termination Date:

6.1.    Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP.

6.2.    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property necessary for the Borrowers’ business and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a

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Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.    Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4.    Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, municipal and business taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except to the extent any such tax is being contested in good faith or where failure to pay would not reasonably be expected to have a Material Adverse Effect.

6.5.    Financial Covenants.

(a)    Fixed Charge Coverage Ratio. Cause to be maintained as of any Fixed Charge Test Date, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, measured as of such Fixed Charge Test Date.

(b)    Liquidity. Maintain Liquidity of not less than One Hundred Million and No/Dollars ($100,000,000.00), as of the last day of each fiscal month of Holdings to (and including) the fiscal month ending August 31, 2017.

6.6.    Insurance.

(a)    (i) Keep all its insurable properties and properties in which such Borrower has an interest insured (including through self-insurance) against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of the Borrower’s properties or companies engaged in businesses similar to such Borrower’s including business interruption insurance; (ii) (ii) maintain insurance in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance (including through self-insurance) against claims for personal injury, death or property damage suffered by others as is customary in the case of the Borrower’s properties or companies engaged in businesses similar to such Borrower’s; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws

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of any state or jurisdiction in which such Borrower is engaged in business; and (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all property and general liability insurance policies referred to in clauses (i) and (iii) above, and providing (I) that, during any Trigger Period, all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, during any Trigger Period, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)    Each Borrower shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required by the Flood Laws, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)    Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (ii) and 6.6(b) above. During any Trigger Period, all loss recoveries shall be payable to Agent and all loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. During any Trigger Period, any deficiency thereon shall be paid by Borrowers to Agent, on demand. During any Trigger Period, subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $10,000,000 in the aggregate during such calendar year or $1,000,000 per occurrence. During any Trigger Period, in the event the amount of insurance proceeds received by Agent for any occurrence exceeds $1,000,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss. During any Trigger Period, in the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $10,000,000 in the aggregate during any calendar year, then Agent may, in its Permitted Discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing

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Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred and be continuing, (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be charged to Borrowers’ Account, and constitute part of the Obligations.

6.7.    Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods and, in the case of trade payables, to normal payment practices) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except to the extent non-payment, failure to comply or termination could not reasonably be expected to have a Material Adverse Effect.

6.8.    Environmental Matters.

(a)    Use commercially reasonable efforts to ensure that the Real Property and all operations and businesses conducted thereon are in material compliance and remain in material compliance with all Environmental Laws and it shall manage any and all Hazardous Substances on any Real Property in material compliance with Environmental Laws; in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)    Establish and maintain, in a manner consistent with commercially reasonable business practice in the industry of such Credit Party, an environmental management system to assure and monitor continued material compliance with all applicable Environmental Laws.

(c)    Respond reasonably promptly to any Hazardous Discharge or Environmental Complaint known to a Borrower that could reasonably be expected to have a Material Adverse Effect and, with respect to any such Hazardous Discharge or Environmental Complaint, take all necessary action in order to comply with applicable Environmental Law; provided that Borrower shall not be required to undertake any such response or action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP. Following Agent’s perfection of its Lien against any applicable Real Property, if any Borrower shall fail to respond reasonably promptly to any such Hazardous Discharge or

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Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, and such failure results in an Event of Default, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) at reasonable times and upon reasonable advance written notice and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary, to remediate, remove, mitigate or otherwise manage any such Hazardous Discharge or Environmental Complaint, in each case, to the extent required (as determined in the reasonable discretion of the Agent) to achieve compliance with Environmental Laws; provided, however, that such actions shall not unreasonably interfere with Borrower’s (or any of Borrower’s tenants) use and possession of the Real Property. All reasonable out-of-pocket costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d)    Following Agent’s perfection of its Lien against any applicable Real Property, promptly upon the written reasonable request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, but not more than once every three (3) years (or at any time following the occurrence of and during the continuance of an Event of Default or otherwise relating to Section 6.8(b) above with respect to any known Hazardous Discharge or Environmental Complaint), with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess the existence of a Hazardous Discharge and the potential costs (if reasonably estimable) in connection with abatement, remediation and removal of any such Hazardous Discharge on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $1,000,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses if such bond, letter of credit or other security will not pose a commercially unreasonable financial burden on Borrowers.

6.9.    [Reserved].

6.10.    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.11.    Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, and all other applicable state, local statutes or ordinances and deliver to Agent appropriately

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endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.12.    [Reserved].

6.13.    Keepwell. If it is a Qualified ECP Credit Party, then jointly and severally, together with each other Qualified ECP Credit Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 6.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Credit Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.14.    Negative Pledge Agreements. Borrowers shall deliver a Negative Pledge Agreement with respect to the Other Property and, either (a) upon the occurrence of a Default or an Event of Default, (b) at any time the aggregate outstanding principal amount of Indebtedness of the type referred to in clause (p) of the definition of Permitted Indebtedness exceeds $10,000,000, (c) at any time Advances equal or exceed $60,000,000 or (d) following the occurrence of a Trigger Event (the occurrence of any event described in the foregoing clauses (a), (b), (c) or (d), an “Other Property Trigger Event”), Borrowers shall execute, at Agent’s prior written request in its Permitted Discretion such security agreements, pledge agreements or other applicable collateral agreements as are necessary under Applicable Law or otherwise requested by Agent to create, in favor of Agent, a valid and perfected security interest in or lien upon the applicable Other Property; provided that in no event (other than during the continuance of an Event of Default) shall the Borrowers be required to take any such action with respect to (i) any parcel of Real Property (including plants) the book value of which does not exceed $2,000,000 or (ii) any individual vehicle, vessel or other item of property represented by a certificate of title (or similar instrument) the book value of which does not exceed $500,000.

6.15.    Post-Closing Covenants. The Borrowers covenant and agree:

(a)    to provide the Agent and Lenders with such information and documentation as is reasonably necessary or appropriate for the Agent and Lenders, together with the Borrowers, to amend and otherwise modify this Agreement (and any other applicable Other Documents) to provide for a Canadian borrowing base sublimit including, as applicable and without limitation, necessary or appropriate amendments to Eligible Receivables, Eligible

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Inventory and Eligible Unbilled Receivables, all of the foregoing to be completed on or prior to the date that is sixty (60) days following the Closing Date (or such later time as the Agent shall reasonably agree);

(b)    to deliver to the Agent (i) each certificate representing pledged stock issued by any Subsidiary which constitutes Collateral following completion of the Tax Restructuring Plan, together with an undated stock power, duly executed in blank, and (ii) each promissory note or other evidence of indebtedness which constitutes Collateral following completion of the Tax Restructuring Plan, duly indorsed in a manner reasonably satisfactory to the Agent, on or prior to the date that is, in the case of clause (b)(i), five (5) days and, in the case of clause (b)(ii), fifteen (15) days, respectively, following the Closing Date (or, in either case, such later time as the Agent shall reasonably agree), and

(c) to deliver to the Agent a Deposit Account Control Agreement in favor of the Agent with respect to the Deposit Accounts (other than Excluded Deposit Accounts) of the Borrowers maintained in Comerica Bank, on or prior to the date that is thirty (30) days following the Closing Date (or such later time as the Agent shall reasonably agree.

VII.	NEGATIVE COVENANTS.

No Credit Party (nor any Borrower if otherwise indicated) shall, nor shall it permit any of its Subsidiaries to, until the Termination Date:

7.1.    Merger, Consolidation, Acquisition and Sale of Assets.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Credit Party may merge, consolidate or reorganize with another Credit Party or acquire the assets or Equity Interest of another Credit Party so long as such Credit Party provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, (ii) any Subsidiary of Holdings that is not a Credit Party may merge, consolidated or reorganize with any other such Subsidiary (so long as, the case of a merger, consolidation or reorganization with a Credit Party, such Credit Party shall be the surviving Person), (iii) Permitted Acquisitions and (iv) in connection with the Tax Restructuring Plan and the transactions contemplated thereby. Notwithstanding any of the foregoing to the contrary in this Section 7.1, in Section 7.4 or the definition of “Permitted Acquisitions”, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries may acquire assets of equity interests of any other Person in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to each such acquisition, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

(b)    Sell, lease, transfer or otherwise dispose (collectively, a “Disposition”) of any of its properties or assets, except (i) (a) the Disposition of Inventory in the ordinary course of business and (b) the Disposition of obsolete and worn-out property in the ordinary course of business; (ii) any other Dispositions expressly permitted by this Agreement; (iii) a Disposition of oil and gas properties in connection with tax credit transactions complying with Section 45K or any successor or analogous provisions of the Code; (iv) investments to the extent permitted under Section 7.4; (v) a Disposition of all or substantially all the assets of any Borrower in

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accordance with this Agreement; (vi) any Disposition in any single transaction or series of related transactions of assets with a book value of less than $40,000,000 in the aggregate during any calendar year and not exceeding $80,000,000 in book value during the Term of this Agreement; (vii) a Disposition of cash or Cash Equivalents; (viii) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); (ix) the Disposition by any Credit Party of any mineral property or any related assets or other assets commonly used in the oil and gas business owned or held by any Credit Party, or any Equity Interests of a Person all or substantially all of whose assets consist of one or more of such types of assets, for (A) assets of such types owned or held by another Person or (B) the Equity Interests of another Person all or substantially all of whose assets consist of assets of the types described in clause (A) and any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the fair market value of the property or Equity Interests received by any Credit Party in such trade or exchange (including any cash or cash equivalents) is substantially equal to the fair market value of the property (including any cash or cash equivalents) so traded or exchanged; (x) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (xi) any Disposition of defaulted or otherwise past-due receivables that arose in the ordinary course of business for collection, so long as excluded from the calculation of the Formula Amount; (xii) Dispositions of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) (1) the proceeds of such Disposition are paid not less than 75% in cash, (2) within 180 days of such Disposition, the applicable Credit Party or Subsidiary thereof has obtained a written replacement order to replace such equipment with replacement equipment and (3) if the equipment subject to such Disposition was Collateral, such replacement equipment is or becomes Collateral subject to a perfected Lien in favor of the Agent for the benefit of the Secured Parties substantially contemporaneously with the consummation of such replacement; (xiii) Dispositions to a Credit Party or by any Subsidiary of Holdings that is not a Credit Party to any other such Subsidiary that is not a Credit Party; (xiv) sales or non-exclusive grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Credit Parties or any of their respective Subsidiaries to the extent not materially interfering with the business of such Credit Party or Subsidiary; (xv) the grant of any option or other right to purchase any asset in any transaction that would be permitted under clause (iv) above; (xvi) Dispositions of non-core assets acquired in a Permitted Acquisition by the Credit Parties or any of their respective Subsidiaries within 18 months of such Permitted Acquisition; (xvii) Dispositions of light vehicles (i.e., cars and pick-up trucks, but not heavy trucks or rigs) in the ordinary course of business; (xviii) any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Credit Parties or any of their respective Subsidiaries; (xix) Dispositions of assets having a value not exceeding $1,000,000 for any transaction or series of related transactions; (xx) sales, leases, transfers or other dispositions arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby; and (xxi) any Specified Disposition.

7.2.    Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

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7.3.    Guarantees. Except as otherwise agreed to in writing in advance by Agent, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise (other than to Lenders) except for Permitted Guaranties. Notwithstanding any of the foregoing to the contrary in this Section 7.3, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries may become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise, in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to each such guaranty, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

7.4.    Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments or (to the extent constituting loans) Permitted Indebtedness. Notwithstanding any of the foregoing to the contrary in this Section 7.4, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries may purchase or acquire obligations or Equity Interests of, or any other interest in, any Person in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to such dividends or distributions, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

7.5.    Loans. Make advances, loans or extensions of credit to any Person, including Holdings and any of its Subsidiaries or Affiliates, other than Permitted Loans. Notwithstanding any of the foregoing to the contrary in this Section 7.5, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries may make advances, loans or extensions of credit to any Person in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to each such advances, loans or extensions of credit, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

7.6.    Hedges. Incur or suffer to exist, or permit any other Credit Party to incur or suffer to exist, any speculative Hedge. Except to the extent provided pursuant to this Agreement or any Other Document, in no event shall any Hedge contain any requirement, agreement or convent for a Credit Party to post collateral or margin to secure such Credit Party’s obligations under such Hedge or to cover market exposures.

7.7.    Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of Holdings or any of its Subsidiaries (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower, other than Permitted Dividends. Notwithstanding any of the foregoing to the contrary in this Section 7.7, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their

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Subsidiaries may declare, pay and make dividends and distributions in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to such dividends or distributions, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

7.8.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.    Nature of Business. Substantially change the nature of the business in which it is presently engaged, except for similar or related businesses and reasonable extensions thereof and such other lines of business as may be reasonably acceptable to the Agent.

7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment (including payments of management or consulting fees) to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except, in each case to the extent not otherwise prohibited under this Agreement or any Other Document: (a) transactions which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; (b) transactions among Credit Parties not involving any other Affiliates; (c) dividends or distributions permitted by Section 7.7, investments permitted by Section 7.4 and loans permitted by Section 7.5; (d) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary and market compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith; (e) the payment of fees and expenses relating to the Transactions; (f) transactions with any Affiliate in its capacity as a holder of Indebtedness or Equity Interests of Holdings; provided that such Affiliate is treated the same as other non-affiliated holders of Indebtedness or Equity Interests; (g) transactions for which Holdings or its Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to Holdings and its Subsidiaries from a financial point of view; and (h) transactions arising in connection with the Tax Restructuring Plan and the transactions contemplated thereby.

7.11.    Subsidiaries.

(a)    Form or acquire any Subsidiary unless within twenty (20) Business Days (or such longer period as Agent may consent to) after formation or acquisition (i) if such Subsidiary is not an Excluded Subsidiary or an Immaterial Subsidiary either (as determined by Agent in its Permitted Discretion), (A) such Subsidiary expressly joins in this Agreement as a “Borrower” and becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any other agreement among any Borrower, Agent or Lenders or (B) becomes a “Guarantor” by executing a Guaranty (and, simultaneously therewith, a Guarantor Security Agreement), or (ii) if such Subsidiary is a first-tier Foreign Subsidiary, its Equity Interests are pledged to Agent to the extent set forth in the definition of “Subsidiary Stock” and, in the case of clauses (i) and (ii) Agent shall have received all documents, including, without limitation, legal opinions and appraisals, it may reasonably require in connection therewith.

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(b)    Enter into any partnership, joint venture or similar arrangement, other than any such arrangement, which in each case, is (i) on terms and conditions satisfactory to Agent in its Permitted Discretion or (ii) an investment not prohibited by Section 7.4.

Notwithstanding anything to the contrary in this Section 7.11, the foregoing requirements of this Section 7.11 shall not apply to any of the transactions contemplated by or relating to the Tax Restructuring Plan and the transactions contemplated thereby.

7.12.    Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (i) in financial accounting treatment and reporting practices except as required by GAAP or (ii) in Tax accounting method and reporting treatment except as required by Applicable Law.

7.13.    Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever.

7.14.    Amendment of Certain Documents. Amend, modify or waive any term or provision of its Organizational Documents or any Material Contract in a manner material and adverse to Agent, unless (a) required by Applicable Law or consented to by Agent and (b) a copy of such amendment, modification or waiver has been provided to Agent; provided that a Credit Party may amend its Organizational Documents to change its legal name so long as Agent has received (x) thirty (30) days prior written notice thereof and (y) upon the effectiveness of such amendment, a copy of such amendment as filed with the applicable officer of the jurisdiction of formation of such Credit Party and any other documents or instruments requested by Agent to maintain the perfection of Agent’s Liens on the Collateral.

7.15.    Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer Plans disclosed on Schedule 5.8(d) for which there could reasonably be material liability, which may be updated from time to time with the consent of the Agent, which consent shall not be unreasonably withheld, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any material liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and such failure to comply could reasonably be expected to result in a Material Adverse Effect.

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7.16.    Prepayment of Indebtedness. At any time, directly or indirectly, voluntarily prepay any principal amount of Indebtedness incurred pursuant to clauses (d) and (p) of the definition of Permitted Indebtedness, or repurchase, redeem, retire or otherwise acquire any such Indebtedness of any Borrower prior to its stated maturity, except (i) refinancings, refundings or renewals of such Indebtedness to the extent such refinancing, refunding or renewal is permitted by Section 7.8, (ii) the conversion to or exchange for Equity Interests of convertible or exchangeable debt securities permitted hereunder or (iii) in connection with the Tax Restructuring Plan and the transactions contemplated thereby. Notwithstanding any of the foregoing to the contrary in this Section 7.16, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries prepay, repurchase, redeem, retire or otherwise acquire Indebtedness in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least at least $25,000,000, in each case, after giving pro forma effect the payment or making of such prepayment, repurchase, redemption or retirement, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

7.17.    Bank Accounts. Establish or otherwise acquire any deposit accounts or securities accounts of a Borrower, other than Excluded Deposit Accounts, without first providing to Agent an updated Schedule 5.24 and a Deposit Account Control Agreement with respect thereto in form and substance satisfactory to Agent in its Permitted Discretion.

7.18.    Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures:

(a)    in the case of Growth Capital Expenditures, in any fiscal year in an aggregate amount for all Borrowers in excess of the Permitted Growth CapEx Amount for such fiscal year; provided that, in the event Growth Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided further that any Carryover Amount shall be deemed to be the last amount spent in such succeeding fiscal year. Notwithstanding any of the foregoing to the contrary in this Section 7.18, so long as no Event of Default exists or would occur after giving pro forma effect thereto, the Credit Parties and their Subsidiaries may contract for, purchase or make any expenditure or commitments for Growth Capital Expenditures in an unlimited amount to the extent (a) the Fixed Charge Coverage Ratio for the applicable Measurement Period shall be at least 1.00 to 1.00 and (b) Liquidity shall be at least $25,000,000, in each case, after giving pro forma effect to such Capital Expenditures, as demonstrated in a Compliance Certificate delivered to Agent for distribution to the Lenders.

(b)    in the case of Maintenance Capital Expenditures, at any time and from time to time in an unlimited amount so long as no Event of Default exists or would occur after giving pro forma effect thereto.

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VIII.	CONDITIONS PRECEDENT.

8.1.    Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)    Note. Agent shall have received the Notes duly executed and delivered by an Authorized Officer of each Borrower;

(b)    Other Documents. Agent shall have received each of the executed Other Documents, as applicable, that are required to be executed and delivered on the Closing Date;

(c)    Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c).

(d)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(e)    Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Inventory and Eligible Unbilled Receivables is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(f)    Minimum Liquidity. Agent shall have received an initial Borrowing Base Certificate, duly executed by an Authorized Officer of the Borrowers, demonstrating in reasonable detail that, after giving effect to the initial Advances hereunder and the use of proceeds therefrom (including to pay fees and expenses in connection with the Transactions) and after reduction of the aggregate amount of trade payables that are sixty (60) days or more past due and owing by the Credit Parties, Liquidity shall be at least $175,000,000;

(g)    Collection Accounts. Borrowers shall have opened Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Collection Accounts with financial institutions reasonably acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Collection Accounts;

(h)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

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(i)    Lien Waiver Agreements. Borrowers shall have exercised commercially reasonable efforts to obtain Lien Waiver Agreements with respect to all applicable locations or places in the United States at which Inventory, Equipment and books and records of the Borrowers are located;

(j)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization dated not more than 20 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor’s Guaranty and each Other Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 20 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

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(l)    No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or, to the knowledge of the Credit Parties, threatened against any Credit Party or against the officers or directors of any Credit Party (A) in connection with this Agreement, the Other Documents or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(m)    Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles of each Borrower and all books and records in connection therewith which will be identified by Borrowers to be included in the calculation of the Formula Amount;

(n)    Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(o)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(p)    Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrowers’ insurance broker containing such information regarding Borrowers’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrowers’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(q)    Prior Indebtedness. Termination of any Liens in favor of the existing lenders set forth on Schedule 8.1(r) securing the prior indebtedness which is to be indefeasibly paid in full on or prior to the Closing Date, together with evidence of such termination as Agent may reasonably request;

(r)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(s)    Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

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(t)    Accuracy of Information. No representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u)    Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers and such contracts and agreements shall be satisfactory in all respects to Agent;

(v)    Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with Applicable Laws in all material respects, including those with respect to the Federal Occupational Safety and Health Act, Environmental Laws, ERISA, and the Anti-Terrorism Laws;

(w)    Confirmation Order, Plan of Reorganization. (i) The order entered by the Bankruptcy Court confirming the Plan of Reorganization (the “Confirmation Order”) shall be in full force and effect and shall not have been reversed or modified, stayed, or subject to a motion to stay, (ii) the Agent shall have received a copy of the Confirmation Order, certified as true, correct and complete by the clerk of the Bankruptcy Court, (iii) the Confirmation Order and the Plan of Reorganization shall each be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent, (iv) all documents executed in connection with the implementation of the Plan of Reorganization shall be in accordance with the Plan of Reorganization and, if so required thereunder, shall be in form and substance reasonably satisfactory to the Agent, (v) all motions and proposed orders to be filed with the Bankruptcy Court in connection with this Agreement and the Plan of Reorganization shall be in form and substance reasonably satisfactory to the Agent, (vi) the rights offering contemplated by the terms of the Plan of Reorganization shall have been consummated on terms reasonably satisfactory to the Agent and resulted in gross cash proceeds of not less than $190,000,000, and (vii) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied or waived by the Agent, and the Plan of Reorganization Effective Date and substantial consummation of the Plan of Reorganization shall have occurred.

(x)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifiers) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

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(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)    No Adverse Material Change. Since the Closing Date, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(d)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this Section shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Credit Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations (other than continuing future indemnities or other contingent obligations for which no claim has then been made) and the termination of this Agreement:

9.1.    Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor or any Lien, other than any Permitted Encumbrance, placed upon or asserted against any Borrower or any Collateral.

9.2.    Schedules. Deliver to Agent on or before the twentieth (20th) day of each month (or, in respect of any month ending on or prior to March 31, 2017, on or before the thirtieth (30th) day of such month) as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, (d) progress billings, (e) utilization reports and (f) a Borrowing Base Certificate in form and substance reasonably satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided, however, that during any Trigger Period, Borrower shall deliver all Borrowing Base Certificates in form and substance reasonable satisfactory to Agent on a weekly basis (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, if requested by Agent, each Borrower will deliver to Agent at such

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intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. After the occurrence and during the continuance of an Event of Default, Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3.    Environmental Reports.

(a)    In the event any Borrower (i) obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substance at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or (ii) receives any written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, and in each case of (i) and (ii) such Hazardous Discharge or Environmental Complaint could reasonably be likely to result in a Material Adverse Effect, then Borrowing Agent shall promptly give written notice of same to Agent providing reasonable detail regarding facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(b)    Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to manage Hazardous Substances, in each case which request for information, notification of potential liability or demand letter could reasonably be likely to result in a Material Adverse Effect, and shall continue to forward copies of any material correspondence between any Borrower and the Governmental Body regarding such claims to Agent until the claim is resolved. Borrowing Agent shall promptly forward to Agent copies of all material, non-privileged documents and reports concerning a Hazardous Discharge or Environmental Complaint that any Borrower is required to provide notice to Agent pursuant to Section 9.3(a). Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

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9.4.    Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral in any material and adverse respect or which could reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness having a principal amount exceeding $5,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6.    Government Receivables. Notify Agent promptly if any of its Receivables arise out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

9.7.    Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Holdings, financial statements of Holdings on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such consolidated financial statements, reported upon without qualification as to the scope of the audit (except with respect to any pending maturity of Indebtedness or any prospective inability to satisfy the covenants set forth in Section 6.5) by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”). In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.    Quarterly Compliance. Furnish Agent within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (or sixty (60) days after the end of such fiscal quarter for the fiscal quarters ending March 31, 2017, June 30, 2017 and September 30, 2017), an unaudited balance sheet of Holdings on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Holdings on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in

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the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9.    Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each of the first two months of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of such Borrowers on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.10.    Other Reports. At Agent’s request, furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall send to its shareholders.

9.11.    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all material, non-privileged environmental audits and reviews, (b) at least ten (10) days prior thereto, notice of any Borrower’s opening of any new chief executive office or the establishment of any new location of (i) books and records or (ii) Inventory having an aggregate value at such location in excess of $2,500,000, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12.    Projected Operating Budget. Furnish Agent and Lenders, no later than sixty (60) days following the beginning of each Borrower’s fiscal years commencing with the fiscal year beginning on or about January 1, 2017, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13.    Variances From Operating Budget. At Agent’s request, furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

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9.14.    Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15.    ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Borrower or any member of the Controlled Group knows that a Termination Event, that could reasonably be expected to result in a material liability to any Borrower, has occurred together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code), that could reasonably be expected to result in a material liability to any Borrower, has occurred, together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (v) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vi) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of any material withdrawal liability, together with copies of each such notice; or (vii) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16.    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17.    Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct in all material respects, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), 5.21 (Equity Interests), 5.22 (Commercial Tort Claims), and 5.23 (Letter-of-Credit Rights); provided that absent the occurrence and continuance of any Event

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of Default, Borrowers shall only be required to provide such updates on an annual basis in connection with delivery of a Compliance Certificate with respect to the applicable fiscal year. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18.    Appraisals and Field Examinations. Permit Agent or Agent’s representatives to (i) perform the appraisals on Collateral which will be identified by Borrowers to be included in the calculation of the Formula Amount, described in Section 4.7 hereof at Borrowers’ cost and expense as Agent deems appropriate in Agent’s sole discretion, in no event more frequently than twice in any fiscal year (and once for machinery and equipment appraisals); provided that if at any time (x) a Default or Event of Default exists or (y) if Liquidity is not at least $40,000,000, Agent may conduct such additional appraisals (whether as to Real Property, Inventory or Equipment (and including machinery)) as Agent may determine, at any time, which, if an Event of Default shall then exist, shall be at the cost and expense of the Borrowers, and (ii) conduct field examinations at Borrowers’ cost and expense as Agent deems appropriate in Agent’s sole discretion; provided that, so long as no Default or Event of Default exists, no more than two (2) such field exams shall be at Borrowers’ expense during any fiscal year. Notwithstanding any of the foregoing to the contrary (and without counting as an appraisal required or otherwise permitted under clause (i) of this Section), the Borrowers shall permit Agent or Agent’s representative, within a reasonable period of time after the Closing Date, to perform appraisals on the machinery and Equipment of the Borrowers at Borrowers’ cost and expense.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Nonpayment. Failure by any Borrower to pay when due (a) any principal, premium or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2.    Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.    Financial Information. Failure by any Borrower to (i) furnish financial information when due or within five (5) days after requested, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.    Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and clause (ii) of this Section, (i) failure or neglect of any Borrower, any Guarantor or any Person to

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perform, keep or observe any term, provision, condition, covenant herein contained or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Section 4.5, 4.6, 4.7, 4.10, 4.11, 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.8, 6.10, 7.11, 9.3, 9.4, 9.5, 9.6, 9.15 or 9.16 hereof, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such Person, and Agent or any Lender, which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.5.    Judgments. Any judgment or judgments are rendered against any Credit Party for an aggregate amount in excess of $5,000,000, in each case to the extent not fully covered by a third party insurer and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) unless adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party in respect of such judgment, there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.6.    Bankruptcy. Any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.7.    Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.8.    Cross Default. Any “event of default” under any Indebtedness (other than the Obligations) of any Credit Party with a then-outstanding principal balance or, in the case of any Hedge Termination Value (or, in the case of any other Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of any Credit party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

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10.9.    Breach of Guaranty or Pledge Agreement. Termination of any Guaranty, Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges in writing the validity of, or its liability under, any such Guaranty, Security Agreement Pledge Agreement or similar agreement or if any breach of the terms of any such agreement occurs which is not remedied within twenty (20) Business Days after the occurrence thereof;

10.10.    Change of Control. Any Change of Control shall occur;

10.11.    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Credit Party and any Credit Party shall so claim in writing to Agent or any Lender;

10.12.    Seizures. Any (a) material portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body (other than pursuant to any condemnation proceeding to the extent the Net Disposition Proceeds received in connection therewith are applied in accordance with Section 2.20(a)), or any Credit Party, or (b) the title and rights of any Credit Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding (other than Permitted Encumbrances) which could reasonably be expected, upon final determination, to result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.13.    Pension Plans. A Termination Event or other event or condition specified in Section 7.15 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, a liability to a Plan or the PBGC (or both) which, would reasonably be expected to have a Material Adverse Effect; or

10.14.    Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies.

(a)    Upon the occurrence and continuance of: (i) an Event of Default pursuant to Section 10.6, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower.

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Upon the occurrence and during the continuation of any Event of Default, subject to Applicable Law, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof unless required otherwise by Applicable Law. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in

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acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.    Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers or each other.

11.3.    Setoff.

(a)    Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations, and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of any of the Advances made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advances, greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent in writing of such fact, and (b) purchase (for cash at face value) a pro rata portion of the outstanding Advances (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender shall hold its pro rata share of the outstanding Advances (and participation interests) after giving effect to such purchase.

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(c)    Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

11.4.    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).

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EIGHTH, to all other Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to any Cash Management Liabilities and Hedge Liabilities which shall have become due and payable or otherwise and not repaid pursuant to Clauses “FIRST” through “EIGHTH” above; and

TENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “NINTH”; and

ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “TENTH” above; and, with respect to clause “NINTH” above, an amount equal to its pro rata share based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided that, to the extent possible, appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Credit Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, “NINTH”, and “TENTH” above in the manner provided in this Section 11.5.

11.6.    Right to Cure. Notwithstanding anything to the contrary contained in Article XI, in the event of any Event of Default under the covenants set forth in Section 6.5, any cash equity contribution made to Holdings or the proceeds of the issuance of any Equity Interests received by any Borrower after the last day of any fiscal month and on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered for such fiscal month will, at the request of Holdings, be included in the calculation of (x) EBITDA, as to

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any Event of Default under Section 6.5(a) or (y) Free Cash, as to any Event of Default under Section 6.5(b), in either case, solely for the purposes of determining compliance with such financial covenant at the end of such fiscal month and any subsequent period that includes such fiscal month (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrowers shall not be permitted to request more than two Specified Equity Contributions be made in any Relevant Twelve Month Period (as hereinafter defined) and not in consecutive months; (b) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrowers to be in pro forma compliance with the financial covenants; (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Other Documents (including with respect to (i) pricing or (ii) determining the availability of any baskets with respect to the covenants contained in this Agreement or any Other Documents); (d) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the covenants set forth in Section 6.5 in respect of which such Specified Equity Contribution is made; and (e) there shall be no more than five Specified Equity Contributions made in the aggregate after the Closing Date. For purposes of this paragraph, the term “Relevant Twelve Month Period” shall mean, with respect to any requested Specified Equity Contribution, the twelve fiscal month period of Holdings ending on (and including) the fiscal month in which EBITDA or Free Cash, as applicable, will be increased as a result of such Specified Equity Contribution. Notwithstanding anything to the contrary contained in this Agreement, from the date of receipt of notice of a Specified Equity Contribution under this Section until the tenth Business Day subsequent to the date such financial statements are required to be delivered, none of the Agent, any Lender or the Issuer shall exercise rights or remedies with respect to any Event of Default solely on the basis of an Event of Default having occurred and be continuing under Section 6.5, unless the Agent is notified by the Borrowers that such Specified Equity Contribution will not be made or such Specified Equity Contribution is made in an amount less than the amount necessary to cause the Borrowers to be in compliance with the covenants set forth in Section 6.5. In furtherance of the foregoing, in the event that the Borrowers represented and warranted that the conditions specified in Sections 8.2(a) and (b) were true and correct at any point on or after the last day of a month but prior to giving effect to a Specified Equity Contribution, and such representation was not true and correct solely because of a breach of a financial covenant that was cured as a result of a Specified Equity Contribution made in accordance with this Section, such breach of such representation shall not constitute a Default or Event of Default.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice. To the fullest extent permitted by Applicable Law, each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

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12.2.    Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1.    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 6, 2021 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Agent upon payment in full of the Obligations (other than contingent indemnity claims not yet asserted or threatened). Each notice delivered by the Borrowing Agent under this Section 13.1 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated on or prior to the date that is the first anniversary of the Closing Date, Borrowers shall concurrently pay to Agent, for the benefit of Lenders, an early termination fee in an amount equal to one percent (1%) of the Maximum Revolving Advance Amount.

13.2.    Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force

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and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Accounts may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.	REGARDING AGENT.

14.1.    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b)), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder or under any Other Document. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to

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the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

Without limiting the foregoing, the Agent shall not be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any Other Document, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under and in accordance with the provisions of Section 14.7 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action. The Agent shall be fully justified in requesting direction from the Required Lenders in the event this Agreement or any Other Document is silent or vague with respect to Agent’s duties, rights or obligations. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. In no instance shall the Agent have any liability for special, consequential or indirect damages or penalties (including lost profits) even if it has been advised of the likelihood of the same. Without prejudice to the generality of the foregoing, the Agent shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Agent’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

14.3.    Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Credit Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Credit Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Credit Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

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14.4.    Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with

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respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the acts, omissions, negligence or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care. In determining compliance with any condition hereunder, the Agent shall be entitled to receive, and shall not incur any liability for relying upon, a certificate of an Authorized Officer or an opinion of counsel or both certifying as to compliance with such condition. The Agent may consult with legal counsel (who may be counsel for the Credit Parties or any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.7.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Commitment Amount constitutes of the total aggregate Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

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14.10.    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11.    Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.    No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13.    Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	BORROWING AGENCY.

15.1.    Borrowing Agency Provisions.

(a)    Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances

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now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.    Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against any other Borrower or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations (other than contingent indemnification obligations in respect of which no assertion of liability has been made).

15.3.    Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of

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each of the Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI.	MISCELLANEOUS.

16.1.    Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.    Entire Understanding.

(a)    THIS AGREEMENT AND THE DOCUMENTS EXECUTED CONCURRENTLY HEREWITH CONTAIN THE ENTIRE UNDERSTANDING BETWEEN EACH BORROWER, AGENT AND EACH LENDER AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTEES NOT HEREIN CONTAINED AND HEREINAFTER MADE SHALL HAVE NO FORCE AND EFFECT UNLESS IN WRITING, SIGNED BY EACH BORROWER’S,

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AGENT’S AND EACH LENDER’S RESPECTIVE OFFICERS. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than with respect to Cash Management Products and Services, or other similar agreements, which shall require only the consent of the parties thereto) executed by the applicable Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)    increase the Commitment Percentage, or the maximum dollar amount of the Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)    except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv)    alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders directly affected thereby;

(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $5,000,000 without the consent of all Lenders;

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(vii)    change the rights and duties of Agent without the consent of all Lenders;

(viii)    subject to clauses (e) and (f) below, permit any Revolving Advance (inclusive of amounts outstanding pursuant to clause (f) below) to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days or exceed the lesser of (x) one hundred and ten percent (110%) of the Formula Amount or (y) the Maximum Revolving Advance Amount, in each case, without the consent of each Lender directly affected thereby;

(ix)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all affected Lenders;

(x)    modify the definitions of Eligible Receivables, Eligible Inventory, Eligible Unbilled Receivables, Letter of Credit Sublimit or the Maximum Swing Loan Advance Amount in effect on the Closing Date without the consent of all affected Lenders; or

(xi)    release any Credit Party (other than in accordance with the provisions of this Agreement) without the consent of all Lenders.

Notwithstanding anything to the contrary in this Agreement, if as a result of any transaction not prohibited by this Agreement any Credit Party becomes an Excluded Subsidiary, an Immaterial Subsidiary or is otherwise no longer required to be a Guarantor pursuant Section 7.11 hereof or any provision of any Other Document, then such Credit Party’s obligations hereunder and under the Other Documents shall be automatically released. If as a result of any transaction not prohibited by this Agreement the property of (including Equity Interests held by) any Person is no longer required to be pledged pursuant to Section 7.11 hereof or any provision of any Other Document, then the security interest of the Agent and the other Secured Parties therein shall be automatically released.    In connection with any termination or release pursuant to this Section 16.2(b), the Agent and any applicable Lender shall promptly execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 16.2(b) shall be without recourse to or warranty by the Agent or any Lender.

(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding

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principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (iii) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, Lenders holding the Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Inventory” or “Eligible Unbilled Receivables”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving

CJ Holding Co. Credit Agreement

Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers, subject to Section 2.1(a), on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided that the Protective Advances made hereunder shall not exceed, in the aggregate, 10% of the Maximum Revolving Advance Amount; and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. The Lenders holding the Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3.    Successors and Assigns; Participations; New Lenders.

(a)    This Agreement shall be binding upon and inure to the benefit of each Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)    Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than Swing Loans) to other banks or financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off to the extent permitted by Applicable Law) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Participant shall have the benefits of Section 3.10 hereof, provided it complies with the provisions thereof. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. No Lenders shall transfer, grant or sell any participation under which the participant shall have

CJ Holding Co. Credit Agreement

the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would require the approval of all Lenders pursuant to Section 16.2(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Any Lender, with the consent of Agent and, so long as no Event of Default then exists, Borrowing Agent (other than with respect to any sale, assignment or transfer from any Lender to any Affiliate of such Lender or to any other Lender or any other Lender’s Affiliates), which shall not be unreasonably withheld, conditioned or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances (other than Swing Loans) under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. Notwithstanding any of the foregoing to the contrary, the Borrowing Agent shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof.

CJ Holding Co. Credit Agreement

(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)    Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)    Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

CJ Holding Co. Credit Agreement

(g)    Notwithstanding anything to the contrary in this Section 16.3, (i) no sale, transfer or assignment of all or any portion of any Lender’s rights and obligations under or relating to Advances under this Agreement shall be made to any Credit Party or any of their respective Affiliates and (ii) any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.    Application of Payments. Subject to application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.    Indemnity. Each Credit Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (excluding reasonable fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in, arising out of, or in any way relating to, or as a consequence, direct or indirect, of: (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Credit Party or Subsidiary of any Credit Party, (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not brought by any Credit Party, any director, equity holder or creditor thereof, any Indemnified Party or any other Person and whether or not any Indemnified Party is a

CJ Holding Co. Credit Agreement

party thereto and (g) arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided in Section 15.1, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to Section 15.1; provided, however, notwithstanding anything in this Section 16.5, to the contrary, no Credit Party shall be required to indemnify any Indemnified Party for any Claim which, in each case is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s own gross negligence or willful misconduct or that of its respective Affiliates or each of their respective officers, directors, employees, advisors and agents, (y) a claim brought by Borrower against an Indemnified Party for breach, in bad faith, of such Indemnified Party’s obligations to make Advances hereunder, or (z) any dispute solely among Indemnified Parties and not involving a Credit Party or any Subsidiary or Affiliate thereof and not arising out of or in connection with, in each case is found in a final non-appealable judgment by a court of competent jurisdiction, (i) the Agent’s or its Affiliates’ respective capacities in connection with this Agreement or in fulfilling their roles as Agent, arranger or bookrunner or (ii) any action or inaction of a Credit Party, any of its Subsidiaries or Affiliates. Without limiting the generality of any of the foregoing (but subject to clauses (x)-(z) above), each Credit Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (B) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws; in each case, except to the extent such loss, liability, damage and expense (x) is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender; (y) results solely from acts or omissions by Persons other than Borrower or its respective Affiliates or each of their respective officers, directors, employees, advisors and agents with respect to the applicable Real Property after the Agent sells the respective Real Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure; or (z) arises out of such Indemnified Party’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Indemnified Party shall be liable for any damage arising from the use by others of information relating to the Credit Parties obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnified Party. This Section 16.5 shall not apply to Taxes. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING (BUT SUBJECT TO CLAUSES (X)-(Z) ABOVE), THIS INDEMNITY SHALL EXTEND TO ANY LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING FEES AND DISBURSEMENTS OF COUNSEL) ASSERTED AGAINST OR INCURRED BY ANY OF THE INDEMNIFIED PARTIES BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS BY REASON OF ANY BORROWER’S OR ANY OTHER PERSON’S FAILURE TO COMPLY WITH ANY LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS, INCLUDING HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE, OR OTHER TOXIC SUBSTANCES.

CJ Holding Co. Credit Agreement

16.6.    Notice. Any notice or request hereunder to any Credit Party may be given to Borrowing Agent at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)    In the case of hand-delivery, when delivered;

(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)    In the case of electronic transmission, when actually received;

(f)    In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

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(A)	If to Agent or PNC at:

PNC Bank, National Association

2100 Ross Avenue, Suite 1850

Dallas, Texas 75201

Attention: Relationship Manager

Telephone: (713) 658-3962

Facsimile: (855) 254-1087

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Agency Services

Telephone: (713) 658-3962

Facsimile: (855) 254-1087

with an additional copy to:

Holland & Knight LLP

200 Crescent Court

Suite 1600

Dallas, Texas 75201

Attention: Michelle W. Suarez

Telephone: (214) 964-9500

Facsimile: (214) 964-9501

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowing Agent or any Borrower:

CJ Holding Co.

3990 Rogerdale

Houston, Texas 77042

Attention: Mark Cashiola, Chief Financial Officer

Telephone: (281) 450-7533

Facsimile: (713) 325-5920

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: J. Christian Nahr

Telephone: (212) 859-8264

Facsimile: (212) 859-4000

CJ Holding Co. Credit Agreement

16.7.    Survival. The obligations of Borrowers under Sections 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 , shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.    Expenses. Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.    Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Credit Party (or any Subsidiary of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

CJ Holding Co. Credit Agreement

16.12.    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its agents, directors, officers, employees, examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.

CJ Holding Co. Credit Agreement

16.16.    Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17.    Certifications From Banks and Participants; USA PATRIOT Act.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)    Each Lender that is subject to the PATRIOT Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

16.18.    Anti-Terrorism Laws.

(a)    Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)    Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned

CJ Holding Co. Credit Agreement

Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19.    Concerning Joint and Several Liability of Borrowers.

(a)    Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.

(b)    Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor and primary obligor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c)    If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)    The obligations of each Borrower under the provisions of this Section 16.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)    Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or

CJ Holding Co. Credit Agreement

release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 16.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 16.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 16.19 shall not be discharged except by performance and then only to the extent of such performance or except as otherwise agreed in writing in accordance with Section 16.2. The Obligations of each Borrower under this Section 16.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)    The provisions of this Section 16.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 16.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 16.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g)    Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, any federal or state bankruptcy laws).

(h)    Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 16.19(h) shall be subordinate and subject in right of payment to the prior

CJ Holding Co. Credit Agreement

payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 16.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

16.20.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Other Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and Agent, any Issuer, any Swing Loan Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the Other Documents, irrespective of whether Agent, any Issuer, any Swing Loan Lender or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agent, the Issuers, the Swing Loan Lenders and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agent, the Issuers, the Swing Loan Lenders and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that each has deemed appropriate and (iv) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Other Documents; and (b) (i) the Agent, the Issuers, the Swing Loan Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Agent, the Issuers, the Swing Loan Lenders and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly

CJ Holding Co. Credit Agreement

set forth herein and in the Other Documents; and (iii) the Agent, the Issuers, the Swing Loan Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agent, the Issuers, the Swing Loan Lenders and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Agent, the Issuers, the Swing Loan Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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CJ Holding Co. Credit Agreement

Each of the parties has signed this Agreement as of the day and year first above written.

C&J ENERGY SERVICES, INC., as Holdings and a Borrower

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

CJ Holding Co. Credit Agreement

[Signature Page to Credit Agreement]

BLUE RIBBON TECHNOLOGY, INC.

C&J SPEC-RENT SERVICES, INC.

C&J WELL SERVICES, INC.

CJ HOLDING CO.

KVS TRANSPORTATION, INC.

TELLUS OILFIELD INC.

TIGER CASED HOLE SERVICES, INC.

TOTAL E&S, INC,

as Borrowers

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel and Chief Risk Officer

ESP COMPLETION TECHNOLOGIES LLC, as a Borrower

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President and General Counsel

CJ Holding Co. Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Renae Sinclair
Name:	Renae Sinclair
Title:	Vice President

2100 Ross Avenue, Suite 1850
Dallas, Texas 75201
Attention:	Relationship Manager
Telephone:	214-871-1200
Facsimile:	214-871-2015

Commitment Percentage: 100%
Commitment Amount: $100,000,000.00

CJ Holding Co. Credit Agreement